Exhibit 4.1

Execution

TRANSMONTAIGNE PARTNERS LLC

and each of the Guarantors PARTY HERETO

8.500% SENIOR NOTES DUE 2030

INDENTURE

Dated as of February 21, 2025

UMB BANK, NATIONAL ASSOCIATION

Trustee

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EXHIBITS

Exhibit A	FORM OF GLOBAL NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF NOTATION OF GUARANTEE
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

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This Indenture, dated as of February 21, 2025 (this “Indenture”), is among TransMontaigne Partners LLC, a Delaware limited liability company (“TransMontaigne Partners”), the subsidiary guarantors listed on the signature pages hereof (each, a “Guarantor” and collectively, the “Guarantors”) and UMB Bank, National Association, a national banking association, as trustee.

TransMontaigne Partners, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of TransMontaigne Partners’ Initial Notes and Additional Notes:

RECITALS

TransMontaigne Partners desires to execute this Indenture to establish the form and terms, and to provide for the issuance, of a series of senior notes designated as 8.500% Senior Notes due 2030 in an initial aggregate principal amount of $500,000,000 (the “Initial Notes”).

From time to time subsequent to the Issue Date (as herein defined), TransMontaigne Partners may, if permitted to do so pursuant to the terms of this Indenture, the Initial Notes and the terms of their other contractual obligations existing on such future date, issue additional senior notes of the same series as the Initial Notes in accordance with this Indenture (the “Additional Notes” and, together with the Initial Notes, the “Notes”), pursuant to this Indenture.

TransMontaigne Partners and the Guarantors are members of the same consolidated group of companies. The Guarantors will derive direct and indirect economic benefit from the issuance of the Notes. Accordingly, each Guarantor has duly authorized the execution and delivery of this Indenture to provide for its full, unconditional and joint and several Guarantee (as herein defined) of the Notes to the extent provided in or pursuant to this Indenture.

The Notes, when executed by TransMontaigne Partners and authenticated and delivered hereunder and duly issued by TransMontaigne Partners, shall constitute the valid obligations of TransMontaigne Partners. The Guarantees, when the Notes have been executed by TransMontaigne Partners and authenticated and delivered hereunder and duly issued by TransMontaigne Partners, shall constitute the valid obligations of the Guarantors. This Indenture constitutes a valid agreement of each of TransMontaigne Partners and the Guarantors, in accordance with its terms.

Article 1
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01           Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Debt” means, with respect to any specified Person:

(1)            Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or becoming a Subsidiary of such specific Person; and

(2)            Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to any Note at the time of determination, the greater of:

(1)            1.00% of the principal amount of the Note; or

(2)            the excess of:

(a)            the present value at such time of (i) the redemption price of the Note at March 15, 2027 (such redemption price being set forth in the table appearing in Section 3.07 hereof) plus (ii) all required interest payments due on the Note through March 15, 2027 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points; over

(b)            the principal amount of the Note, if greater.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1)            the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of TransMontaigne Partners and its Restricted Subsidiaries taken as a whole will be governed by Section 4.14 hereof and/or Section 5.01 hereof and not by Section 4.10 hereof; and

(2)            the issuance of Equity Interests in any of TransMontaigne Partners’ Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (in each case other than Disqualified Equity issued in accordance with Section 4.09 hereof).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)            any sale, assignment, lease, license, transfer, abandonment or other disposition of (A) damaged, worn-out, unserviceable or other obsolete or excess equipment or other property or (B) other property no longer necessary for the proper conduct of the business of TransMontaigne Partners or any of its Subsidiaries;

(2)            any single transaction or series of related transactions that: (a) involves assets having a Fair Market Value of less than $25.0 million or (b) results in Net Proceeds to TransMontaigne Partners and its Restricted Subsidiaries of less than $25.0 million;

(3)            a transfer of assets between or among TransMontaigne Partners and its Restricted Subsidiaries;

(4)            an issuance of Equity Interests by a Restricted Subsidiary of TransMontaigne Partners to TransMontaigne Partners or to a Restricted Subsidiary of TransMontaigne Partners;

(5)            the sale or lease of products, services or accounts receivable in the ordinary course of business;

(6)            the sale or other disposition of cash or Cash Equivalents, Hedging Obligations or other financial instruments in the ordinary course of business;

(7)            a Restricted Payment that does not violate Section 4.07 hereof or a Permitted Investment;

(8)            any trade or exchange by TransMontaigne Partners or any Restricted Subsidiary of properties or assets of any type for properties or assets of any type owned or held by another Person, including any disposition of some but not all of the Equity Interests of a Restricted Subsidiary in exchange for assets or properties and after which the Person whose Equity Interests have been so disposed of continues to be a Restricted Subsidiary, provided that the Fair Market Value of the properties or assets traded or exchanged by TransMontaigne Partners or such Restricted Subsidiary (together with any cash or Cash Equivalent together with the liabilities assumed by such other Person) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash or Cash Equivalent together with liabilities assumed by TransMontaigne Partners or such Restricted Subsidiary) to be received by TransMontaigne Partners or such Restricted Subsidiary; and provided further that any cash received must be applied in accordance with Section 4.10 hereof;

(9)            the creation or perfection of a Lien that is not prohibited by Section 4.12 hereof;

(10)          surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(11)          the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

(12)          any disposition of defaulted receivables that arose in the ordinary course of business for collection;

(13)          to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in any Permitted Business;

(14)          any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary that owns the Equity Interests of an Unrestricted Subsidiary; provided that such Restricted Subsidiary owns no assets other than the Equity Interests of one or more Unrestricted Subsidiaries);

(15)          foreclosures, condemnation, expropriation, eminent domain or any similar action (including, for the avoidance of doubt, any casualty event) with respect to assets;

(16)          the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business or consistent with industry practice, which in the reasonable good faith determination of TransMontaigne Partners are not material to the conduct of the business of TransMontaigne Partners and its Restricted Subsidiaries taken as a whole;

(17)          the disposition of any assets (including Equity Interests) (i) acquired in a transaction permitted under this Indenture, which assets are not used or useful in the principal business of TransMontaigne Partners and its Restricted Subsidiaries or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of TransMontaigne Partners to consummate any acquisition permitted under this Indenture;

(18)          dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property; and

(19)          the Fisher Island Transaction.

In the event that a transaction (or a portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, TransMontaigne Partners, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Attributable Debt” in respect of a sale-and-leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale-and-leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. As used in the preceding sentence, “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. For purposes of this definition, present value shall be calculated using a discount rate equal to the rate of interest implicit in the subject transaction, determined in accordance with GAAP; provided, however, that if such sale-and-leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)            with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)            with respect to a partnership, the board of directors or board of managers of the general partner of the partnership;

(3)            with respect to a limited liability company, the board of managers or directors, the managing member or members or any controlling committee of managing members thereof; and

(4)            with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary or other person designated by the Board of Directors to act in such capacity of the applicable person to have been adopted by the Board of Directors of such person or pursuant to authorization by the Board of Directors of such person and to be in full force and effect on the date of the certificate and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law to close.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease or finance lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)            in the case of a corporation, corporate stock;

(2)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)            in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)            any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)            United States dollars;

(2)            securities issued or directly and fully guaranteed or insured by the United States government or any agency thereof (provided that the full faith and credit of such government is pledged in support of those securities) having maturities of not more than one year from the date of acquisition thereof;

(3)            time deposits with, certificates of deposit, bankers’ acceptances or Eurodollar time deposits of, any commercial bank that (a) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia or any United States branch of a foreign bank, and is a member of the Federal Reserve System, (b) issues long term securities with a rating of at least A- (or then equivalent grade, in each case with a stable outlook) by S&P and A3 (or then equivalent grade, in each case with a stable outlook) by Moody’s at the time of acquisition and (c) has combined capital and surplus of at least $500 million, in each case with maturities of not more than one year from the date of acquisition thereof;

(4)            commercial paper of an issuer rated at least “A-2” (or the then equivalent grade) by S&P or “P-2” (or the then equivalent grade) by Moody’s at the time of acquisition or guaranteed by a letter of credit issued by a financial institution rated at least A- (or then equivalent grade, in each case with stable outlook) by S&P and A3 (or then equivalent grade, in each case with stable outlook) by Moody’s at the time of acquisition and such financial institution otherwise meets the requirements of subsections (a) and (c) of clause (3) of this definition, in each case having a tenor of not more than 270 days;

(5)            taxable and tax-exempt municipal securities rated at least A- (or then equivalent grade) by S&P and A3 (or then equivalent grade) by Moody’s, including variable rate municipal securities, having maturities or put rights of not more than one year from the date of acquisition;

(6)            corporate or bank debt of an issuer rated at least A- (or then equivalent grade, in each case with a stable outlook) by S&P and A3 (or then equivalent grade, in each case with stable outlook) by Moody’s at the time of acquisition and having maturities of not more than one year from the date of acquisition;

(7)            repurchase agreements relating to any of the investments listed in clauses (1) through (6) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital and surplus of not less than $500 million whose long term securities are rated at least A- (or then equivalent grade) by S&P and A3 (or then equivalent grade) by Moody’s at the time of acquisition;

(8)            asset-backed securities having as the underlying asset securities issued or guaranteed by the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association rated at least A- (or then equivalent grade, in each case with stable outlook) by S&P and A3 (or then equivalent grade, in each case with case with stable outlook) by Moody’s at the time of acquisition and having maturities of not more than one year from the date of acquisition; and

(9)            Investments, classified in accordance with GAAP as current assets of TransMontaigne Partners or any of its Subsidiaries, in money market mutual or similar funds having assets in excess of $100 million, at least 95% of the assets of which are comprised of assets specified in clauses (1) through (8) above of this definition.

“Change of Control” means the occurrence of any of the following:

(1)            the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of TransMontaigne Partners and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act), other than a Qualified Owner, which occurrence is followed by a Rating Decline; or

(2)            the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than a Qualified Owner, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of TransMontaigne Partners, measured by voting power rather than number of shares, which occurrence is followed by a Rating Decline.

Notwithstanding the preceding, a conversion of TransMontaigne Partners from a limited liability company to a corporation, limited partnership or other form of entity or an exchange of all of the outstanding membership interests for capital stock in a corporation, partnership interests or for Equity Interests in such other form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as defined above) who Beneficially Owned the Capital Stock of TransMontaigne Partners immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity and no other “person” (other than a Qualified Owner) Beneficially Owns more than 50% or the Voting Stock of such entity.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period:

(1)            plus,  an amount which, in the determination of Consolidated Net Income for such period (except with respect to clauses (p) and (q)(ii) below, which amounts would not be deducted from Consolidated Net Income), has been deducted for, without duplication:

(a)            Total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (iii) non-cash interest payments, (iv) the interest in respect of Capital Lease Obligations, (v) net payments, if any, made (less net payments, if any, received) pursuant to Hedging Obligations with respect to Indebtedness, (vi) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and (vii) any expensing of bridge, commitment and other financing fees) and, to the extent not reflected in such total interest expense, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedging Obligations;

(b)            provision for entity or assets-level Taxes, if any, based on income, profits or capital of TransMontaigne Partners and its Restricted Subsidiaries, including, without limitation, U.S. federal, state, franchise and similar Taxes and foreign withholding Taxes paid or accrued during such period including penalties and interest related to such Taxes or arising from any Tax examinations;

(c)            depreciation and amortization expense (including amortization of intangible assets);

(d)            letter of credit fees;

(e)            non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options to employees of TransMontaigne Partners (or direct or indirect parent thereof), TransMontaigne Partners and its Restricted Subsidiaries pursuant to a written plan or agreement or the treatment of such options under variable plan accounting;

(f)             any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, and any cash charges or expenses associated with the rollover, acceleration or payout of Equity Interests by management of TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners in connection with the Transactions;

(g)            any non-cash costs or expenses incurred by TransMontaigne Partners, any direct or indirect parent of TransMontaigne Partners or a Restricted Subsidiary pursuant to any management equity plan, deferred compensation plan or stock option plan, any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement;

(h)            (x) all extraordinary losses, expenses or charges (as determined in accordance with GAAP prior to giving effect to the Financial Accounting Standards Board (“FASB”) Accounting Standards Update No. 2015-01) and (y) all unusual and non-recurring losses, expenses or charges;

(i)             non-cash amortization of financing costs of TransMontaigne Partners, any direct or indirect parent of TransMontaigne Partners and any Restricted Subsidiary of TransMontaigne Partners;

(j)             cash expenses incurred in connection with the Transactions;

(k)            cash restructuring charges or reserves and business optimization expense actually incurred; provided that the aggregate amount of add backs made pursuant to this clause (k) shall not exceed an amount equal to 10% of Consolidated Cash Flow as of the most recently ended Reference Period for which financial statements of TransMontaigne Partners are internally available (without giving effect to any adjustments pursuant to this clause (k));

(l)             any losses realized upon the disposition of assets or other property outside of the ordinary course of business;

(m)            any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or any disposition permitted under this Indenture, to the extent actually reimbursed, or, so long as TransMontaigne Partners has made a determination that reasonable evidence exists that such indemnification or reimbursement will be made, and only to the extent that such amount is (A) not denied by the applicable indemnifying party or obligor in writing and (B) in fact indemnified or reimbursed within three hundred sixty-five (365) days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such three hundred sixty-five (365) days);

(n)            expenses, charges or losses with respect to liability or casualty events or business interruption, to the extent covered by insurance and actually reimbursed, or, so long as TransMontaigne Partners has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied in writing by the applicable insurer and (B) in fact reimbursed within three hundred sixty-five (365) days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such three hundred sixty-five (365) days);

(o)            any non-cash purchase accounting adjustment and any step-ups with respect to re-valuing assets and liabilities in connection with the Transactions or any Investment not prohibited by this Indenture;

(p)            all other non-cash charges (including any write-downs or non-cash impairment charges) or other expenses of TransMontaigne Partners and its Restricted Subsidiaries reducing Consolidated Net Income which do not represent a cash item in such period; provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (i) TransMontaigne Partners may elect not to add back such non-cash charge in the current period and (ii) the cash payment in respect thereof in such future period shall be subtracted from Consolidated Cash Flow to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period;

(q)            (i) the amount of “run-rate” (it being understood and agreed that “run-rate” shall mean the full recurring benefit for a period that is associated with any action taken, expected to be taken, committed to be taken or planned to be taken in connection with the Transactions, net of the amount of actual benefits realized during such period from such actions) cost savings, “run-rate” contract revenue, operating expense reductions, synergies, business optimization initiatives and other operating improvements and revenue enhancement projected by TransMontaigne Partners in good faith to result from any action taken, expected to be taken, committed to be taken or planned to be taken in connection with the Transactions; provided that such cost savings, contract revenue, operating expense reductions synergies, business optimization initiatives and other operating improvements and revenue enhancement referred to in this clause (q)(i) (A) are reasonably identifiable and factually supportable and determined in good faith by TransMontaigne Partners and (B) do not exceed the cost savings, operating expense reductions, synergies, business optimization initiatives and other operating improvements and revenue enhancement expected in good faith to be realized by TransMontaigne Partners and its Restricted Subsidiaries over the 36-month period commencing with the Issue Date (including from any actions taken in whole or in part prior to the Issue Date); and (ii) the amount of “run-rate” (it being understood and agreed that “run-rate” shall mean the full recurring benefit for a period that is associated with any action taken, expected to be taken, committed to be taken or planned to be taken in connection with a Specified Transaction, net of the amount of actual benefits realized during such period from such actions) cost savings, “run-rate” contract revenue, operating expense reductions, synergies, business optimization initiatives and other operating improvements and revenue enhancement projected by TransMontaigne Partners in good faith to result from any action taken, expected to be taken, committed to be taken or planned to be taken in connection with a Specified Transaction; provided that such cost savings, contract revenue, operating expense reductions synergies, business optimization initiatives and other operating improvements and revenue enhancement referred to in this clause (q)(ii) (A) are reasonably identifiable and factually supportable and determined in good faith by TransMontaigne Partners and (B) do not exceed the cost savings, operating expense reductions, synergies, business optimization initiatives and other operating improvements and revenue enhancement expected in good faith to be realized by TransMontaigne Partners and its Restricted Subsidiaries over the 24-month period commencing with the date as of which Consolidated Cash Flow is being determined; provided that, with respect to clause (q)(i) and clause (q)(ii) above, the aggregate amount of add backs made pursuant to clause (q)(i) and clause (q)(ii) shall not exceed an amount equal to 25% of Consolidated Cash Flow as of the most recently ended Reference Period for which financial statements of TransMontaigne Partners are internally available (without giving effect to any adjustments pursuant to clause (q)(i) and clause (q)(ii));

(r)             (A) start-up expenses relating to the start-up and ramp-up of capital projects and (B) the annualization of positive Consolidated Cash Flow for such period during which ramp-up of such capital projects occurs; provided that the aggregate amount of add backs made pursuant to this clause (r) shall not exceed an amount equal to $10 million for the period of four consecutive fiscal quarters most recently ended prior to the determination date;

(s)            any fees and expenses (including any transaction or retention bonus) incurred during such period, or any amortization thereof for such period, in connection with the Transactions, any acquisition, Investment, disposition, incurrence of Indebtedness or repayment of Indebtedness, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction not completed) and any charges or non-recurring merger or acquisition costs, fees and expenses incurred during such period as a result of any such transaction;

(t)             losses from discontinued operations not to exceed $10 million during any period of four consecutive Fiscal Quarters;

(u)            non-recurring transition expenses and non-recurring severance costs or costs associated with a voluntary termination plan; and

(v)            the amount of any minority interest expense consisting of Subsidiary income attributable to minority Equity Interests of third parties in any non-wholly-owned Restricted Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income;

(2)            minus, an amount which, in the determination of Consolidated Net Income, has been included for:

(a)            all extraordinary (as determined in accordance with GAAP prior to giving effect to FASB Accounting Standards Update No. 2015-01), non-recurring or unusual gains and non-cash income during such period (other than income arising out of the reversal of any lower of cost or market reserve); and

(b)            any gains realized upon the disposition of property outside of the ordinary course of business,

(3)            plus/minus,  unrealized losses/gains in respect of Hedging Obligations,

in each case without duplication and as determined in accordance with GAAP.

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, without duplication, the cash interest expense (including that attributable to any Capitalized Lease Obligation), net of cash interest income, with respect to Indebtedness of such Person and its Restricted Subsidiaries for such period, other than non-recourse Indebtedness, including commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof); excluding, in each case:

(1)            amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting),

(2)            interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Obligations or other derivative instruments,

(3)            costs associated with incurring or terminating Hedging Obligations and cash costs associated with breakage in respect of hedging agreements for interest rates,

(4)            commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any non-recourse Indebtedness,

(5)            “additional interest” owing pursuant to a registration rights agreement with respect to any securities,

(6)            any payments with respect to make-whole premiums or other breakage costs of any Indebtedness,

(7)            penalties and interest relating to Taxes,

(8)            accretion or accrual of discounted liabilities not constituting Indebtedness,

(9)            interest expense attributable to any direct or indirect parent of TransMontaigne Partners resulting from push-down accounting,

(10)          any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting,

(11)          any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with the Transactions, any acquisition or Investment, and

(12)          annual agency fees paid to any trustees, administrative agents and collateral agents with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto), including the Credit Agreement.

“Consolidated Net Income” means, as of any date for the applicable period ending on such date with respect to any Persons on a consolidated basis, net income (excluding, without duplication, to the extent such items would otherwise be included in the calculation of net income (or loss) (a) extraordinary items or gains or losses upon the sale of assets outside the ordinary course of business, (b) except to the extent set forth in the definition of “Consolidated Cash Flow” any amounts attributable to Investments in any Unrestricted Subsidiary or Joint Venture to the extent that either (i) such amounts have not been distributed in cash to such Person or any Restricted Subsidiary during the applicable period or (ii) there exists in respect of any future period any encumbrance or restriction (other than pursuant to this Indenture) on the ability of such Unrestricted Subsidiary or Joint Venture to pay dividends or make any other distributions in cash on the Equity Interests of such Unrestricted Subsidiary or Joint Venture held by such Person or a Restricted Subsidiary, (c) the cumulative effect of foreign currency translations during such period to the extent included in net income, (d) net income of any Restricted Subsidiary (other than a Guarantor) for any period to the extent that, during such period, there exists any prohibition pursuant to applicable law or contract (other than pursuant to this Indenture) on the ability of such Restricted Subsidiary to pay dividends or make any other distributions in cash on the Equity Interests of such Restricted Subsidiary held by such Person or Restricted Subsidiary, except to the extent that such net income is distributed in cash during such period to such Person or to a Restricted Subsidiary of such Person that is not itself subject to any such encumbrance or restriction, (e) net income of any Restricted Subsidiary that is not a Guarantor to the extent that such income is attributable to minority interests in such Restricted Subsidiary, (f) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is designated a Restricted Subsidiary, as applicable, or is merged into or consolidated with such Person or any of its Restricted Subsidiaries or that Person’s assets are acquired by such Person or any of its Restricted Subsidiaries, (g) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification or interpretation of accounting policies during such period to the extent included in net income, (h) the effects of adjustments (including the effects of such adjustments pushed down to the Restricted Subsidiaries) in consolidated financial statements of TransMontaigne Partners pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of Taxes), in each case as determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet, with such pro forma adjustments to total assets, reserves, current liabilities, goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Secured Net Leverage Ratio” means the ratio of (a) Consolidated Total Net Debt (but excluding, for the purposes of this definition, any Indebtedness described in clauses (1) or (2) of the definition Indebtedness that is unsecured, other than any such unsecured Indebtedness incurred pursuant to clause (1)(c) of the definition of Permitted Debt (and any refinancing thereof)) to (b) Consolidated Cash Flow for the applicable Reference Period, determined on a Pro Forma Basis.

“Consolidated Total Net Debt” means, as of any date of determination, (i) all Indebtedness of the types described in clauses (1), (2), (3) and (4) of the definition of “Indebtedness”, in each case, other than intercompany Indebtedness owing to TransMontaigne Partners or any Restricted Subsidiary, and actually owing by TransMontaigne Partners and its Restricted Subsidiaries on such date and to the extent appearing on the balance sheet of TransMontaigne Partners determined on a consolidated basis in accordance with GAAP (provided that the amount of any Capital Lease Obligations or any such Indebtedness issued at a discount to its face value shall be determined in accordance with GAAP); minus (ii) the aggregate amount of cash and Cash Equivalents included in the cash and Cash Equivalents accounts listed on the consolidated balance sheet of TransMontaigne Partners and its Restricted Subsidiaries at such date; minus (iii) the face amount of letters of credit to the extent such letters of credit are undrawn.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 12.01 hereof or such other address as to which the Trustee may give prior written notice to TransMontaigne Partners in accordance with the notice provisions set forth herein.

“Credit Agreement” means that certain Credit Agreement dated as of November 17, 2021 (as amended by Amendment No. 1 to the Credit Agreement, dated as of June 9, 2023, Amendment No. 2 to the Credit Agreement, dated as of April 15, 2024, Amendment No. 3 to the Credit Agreement, dated October 28, 2024 and Amendment No. 4 to the Credit Agreement, dated February 5, 2025, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among TransMontaigne Operating Company L.P., a Delaware limited partnership, TransMontaigne Partners LLC, a Delaware limited liability company, the lenders and issuing banks from time to time party thereto, the Swingline Lender and Barclays Bank PLC, as administrative agent for the Lenders and as collateral agent for the Secured Parties.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or Debt Issuances, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) such lenders or other financiers against such receivables), letters of credit, bankers’ acceptances, other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (including through one or more Debt Issuances) and any agreements and related documents governing Indebtedness or Obligations incurred to refinance amounts then outstanding or permitted to be outstanding, whether or not with the original administrative agent, lenders, investment banks, insurance companies, mutual funds, other lenders, investors or any of the foregoing and whether provided under the original agreement, indenture or other documentation relating thereto.

“Custodian” means the Trustee, as custodian with respect to the Global Notes, or any successor entity thereto.

“Debt Issuances” means, with respect to TransMontaigne Partners or any of its Restricted Subsidiaries, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of TransMontaigne Partners and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-cash Consideration” means the fair market value (as determined in good faith by an Officer of TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners) of non-cash consideration received by TransMontaigne Partners or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-cash Consideration” pursuant to an Officer’s Certificate, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Equity” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature, except such Equity Interest that is solely redeemable with, or solely exchangeable for, any Equity Interest of such Person that is not Disqualified Equity. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity solely because the holders of the Equity Interest have the right to require TransMontaigne Partners to repurchase such Equity Interest upon the occurrence of a change of control or an Asset Sale will not constitute Disqualified Equity if the terms of such Equity Interest provide that TransMontaigne Partners may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Equity Interests (other than Disqualified Equity) made for cash on a primary basis by TransMontaigne Partners after the Issue Date that has not been applied to redeem, prepay or refinance any other Indebtedness (other than the temporary repayment of Indebtedness under a revolving facility).

“Euroclear” means Euroclear Bank SA/NV, as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of TransMontaigne Partners and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the senior management or TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners, whose determination will be conclusive for all purposes under this Indenture and the Notes).

“Fisher Island Transaction” means the sale of TransMontaigne Partners’ Fisher Island, Miami terminal pursuant to that certain Purchase and Sale Agreement by and among TransMontaigne Terminals L.L.C. and HRP Fisher Island, LLC, dated as of January 21, 2025.

“Fitch” means Fitch Ratings, Inc. and any successor to its rating agency business.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues, repurchases or redeems Disqualified Equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving Pro Forma Effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable Reference Period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)            acquisitions (including, without limitation, a single asset, a division or segment or an entire company) that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, asset purchase transactions or consolidations and including any related financing transactions during the Reference Period or subsequent to such Reference Period and on or prior to the Calculation Date will be given Pro Forma Effect as if they had occurred on the first day of the Reference Period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial or accounting officer of TransMontaigne Partners (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto);

(2)            the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)            the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)            except as provided in clause (5) below, if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of the applicable period to the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(5)            if any Indebtedness is incurred under a revolving Credit Facility and is being given Pro Forma Effect, the interest on such indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

“Fixed Charges” means, with respect to any specified Person for any period,

(1)            the sum, without duplication, of:

 (a)           Consolidated Cash Interest Expense; plus

 (b)           an amount equal to all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Equity of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of TransMontaigne Partners (other than Disqualified Equity) or to TransMontaigne Partners or a Restricted Subsidiary of TransMontaigne Partners (such amount, the “Disqualified Dividend Amount”);

 in each case, determined on a consolidated basis in accordance with GAAP; minus

(2)            to the extent included in (1) above, write-off of non-recurring deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to, or any premium or penalty paid in connection with, paying any such Indebtedness of such Person and its Restricted Subsidiaries prior to its Stated Maturity.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time. Notwithstanding the foregoing, the characterization of leases as operating or capital leases shall be determined in accordance with GAAP as in effect on the date of entry into the applicable lease.

If there occurs a change in generally accepted accounting principles relating to revenue recognition resulting from the joint revenue recognition standard of the FASB and the International Accounting Standards Board, or a change in generally accepted accounting principles relating to Capital Lease Obligations resulting from the lease standard of FASB, and either such change would cause a change in the method of calculation of standards or terms as determined in good faith by TransMontaigne Partners (an “Accounting Change”), then TransMontaigne Partners may elect, as evidenced by a written notice of TransMontaigne Partners to the Trustee, that such standards or terms shall be calculated as if such Accounting Change had not occurred. Any such election with respect to such Accounting Change may not thereafter be changed.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means a note in global form deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01 hereof.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory, judicial or legislative body, including any supra-national bodies (such as the European Union or the European Central Bank).

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, and the term “Guaranteed” has a correlative meaning.

“Guarantors” means each of:

(1)            the Subsidiaries of TransMontaigne Partners executing this Indenture as initial Guarantors;

(2)            each of the Restricted Subsidiaries of TransMontaigne Partners that becomes a guarantor of the Notes pursuant to Section 4.15 hereof; and

(3)            each other Person executing a supplemental indenture in which such Person agrees to be a Guarantor of the Notes and to be bound by the terms of this Indenture;

and their respective successors and permitted assigns; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Note Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the ordinary course of business and not for speculative purposes under:

(1)            interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to reduce costs of borrowing or to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

(2)            other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)            other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a Note is registered.

“Holdco Loan” means that certain Senior Secured Credit Facility, dated as of November 25, 2018 among TLP Finance Holdings, LLC, as Borrower, TLP Acquisition Holdings, LLC, as Holdings and each of the financial institutions initially a signatory thereto, together with those assignees pursuant thereto, as lenders, as it may be amended from time to time.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)            in respect of borrowed money;

(2)            evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)            in respect of banker’s acceptances;

(4)            representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)            representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)            representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset (other than Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by TransMontaigne Partners or any Restricted Subsidiary of TransMontaigne Partners, in each case, securing Indebtedness of such Unrestricted Subsidiary or Joint Venture, as applicable) of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, the following shall not constitute “Indebtedness”:

(1)            accrued expenses and trade accounts payable arising in the ordinary course of business and prepaid or deferred revenue arising in the ordinary course of business;

(2)            the incurrence by TransMontaigne Partners or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety, appeal, payment, insurance contracts and similar bonds issued for the account of TransMontaigne Partners and any of its Restricted Subsidiaries in the ordinary course of business, including Guarantees and obligations of TransMontaigne Partners or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(3)            any Indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such Indebtedness obligations at Stated Maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness;

(4)            any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such obligation is extinguished within five Business Days of its incurrence;

(5)            any obligation arising from any agreement providing for indemnities, Guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets;

(6)            for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes;

(7)            indebtedness that constitutes “Indebtedness” merely by virtue of a pledge of an Investment in an Unrestricted Subsidiary; and

(8)            Capital Stock (other than Disqualified Equity of TransMontaigne Partners).

“Indenture” has the meaning set forth in the Preamble.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $500,000,000 aggregate principal amount of Notes issued under this Indenture on the Issue Date.

“Investment Grade Rating” of the Notes, means that the Notes shall have been assigned two of the following: a Moody’s rating of Baa3 or higher, an S&P rating of BBB- or higher or a Fitch rating of BBB- or higher, or if two of such rating agencies shall not make a rating on the Notes publicly available for reasons outside the control of TransMontaigne Partners, then “Investment Grade Rating” shall mean that the Notes shall have been assigned such a rating by one of such rating agencies and an equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act selected by TransMontaigne Partners.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP provided that Investments shall not include, (i) in the case of TransMontaigne Partners and the Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or (ii) any guarantee of an operating lease of TransMontaigne Partners or any Restricted Subsidiary. If TransMontaigne Partners or any Subsidiary of TransMontaigne Partners sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of TransMontaigne Partners such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of TransMontaigne Partners, TransMontaigne Partners will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of TransMontaigne Partners’ Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the second to last paragraph of Section 4.07(b) hereof. For purposes of the definitions of “Permitted Investments” and “Unrestricted Subsidiary” and Section 4.07 hereof:

(1)            “Investments” will include the portion (proportionate to TransMontaigne Partners’ Equity Interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of TransMontaigne Partners at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, TransMontaigne Partners will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)            TransMontaigne Partners’ “Investment” in such Subsidiary at the time of such redesignation; minus

(b)            the portion (proportionate to TransMontaigne Partners’ Equity Interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)            any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time will be the original cost of such Investment, reduced by the Fair Market Value of any return of capital (including any dividend, distribution or interest payment) or repayment received by TransMontaigne Partners or a Restricted Subsidiary in respect of such Investment (to the extent not included in the calculation set forth in Section 4.07(a)(c)(5)(C) hereof).

“Issue Date” means the first date on which the Notes are issued, authenticated and delivered under this Indenture.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of TransMontaigne Partners in which TransMontaigne Partners or any of its Restricted Subsidiaries makes any Investment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, other than a precautionary financing statement respecting a lease not intended as a security agreement. In no event shall a right of first refusal be deemed to constitute a Lien.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References

“Management Agreement” means those certain services agreements or monitoring agreements between TransMontaigne Partners or any of its Affiliates, on the one hand, and the Sponsor, on the other hand to be entered into in connection with its ownership of TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners, as the same may be amended, restated, modified or replaced, from time to time, to the extent such amendment, modification or replacement is not more disadvantageous to the Holders of the Notes in any material respect than the applicable services agreement or monitoring agreement entered into in connection with any acquisition.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Equity Interests of TransMontaigne Partners (or any successor entity) or any direct or indirect parent of TransMontaigne Partners on the date of the declaration or making of the relevant Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such Equity Interests for the 30 consecutive trading days immediately preceding the date of declaration or making of such Restricted Payment.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Net Proceeds” means the aggregate cash proceeds received by TransMontaigne Partners or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1)            the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale,

(2)            taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3)            amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and all distributions and payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale, and

(4)            any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by TransMontaigne Partners or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to TransMontaigne Partners or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Net Short” means, with respect to a holder or Beneficial Owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions, as supplemented by the 2019 Narrowly Tailored Credit Event Supplement) to have occurred with respect to TransMontaigne Partners or any Guarantor immediately prior to such date of determination.

“Non-Recourse Debt” means Indebtedness:

(1)            as to which neither TransMontaigne Partners nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2)            no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of TransMontaigne Partners or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

For purposes of determining compliance with Section 4.09 hereof, in the event that any Non-Recourse Debt of any of TransMontaigne Partners’ Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of TransMontaigne Partners.

“Note Guarantee” means the Guarantee by each Guarantor of TransMontaigne Partners’ obligations under this Indenture and the Notes, which may be evidenced by a notation thereof executed pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the Recitals to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single series for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final Offering Memorandum of TransMontaigne Partners, dated February 6, 2025 with respect to the Initial Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary (or any person serving the equivalent function of any of the foregoing) of such Person (or of any direct or indirect parent, general partner, managing member or sole member of such Person) or any individual designated as an “Officer” for purposes of this Indenture by the Board of Directors of such Person (or the Board of Directors of any direct or indirect parent or the general partner, managing member or sole member of such Person).

“Officer’s Certificate” means a certificate signed on behalf of TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners by an Officer of TransMontaigne Partners or such parent entity that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 12.04 hereof. The counsel may be an employee of or counsel to TransMontaigne Partners, any direct or indirect parent of TransMontaigne Partners, any Subsidiary of TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners or the Trustee.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Equity of TransMontaigne Partners or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Equity was Indebtedness or Disqualified Equity of (i) a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary or (ii) a Person that merged into or consolidated with TransMontaigne Partners or a Restricted Subsidiary; provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged into or consolidated with TransMontaigne Partners or a Restricted Subsidiary, as applicable, after giving Pro Forma Effect thereto, (a) TransMontaigne Partners would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under Section 4.09(a) hereof or (b) the Fixed Charge Coverage Ratio for TransMontaigne Partners would be equal to or greater than the Fixed Charge Coverage Ratio for TransMontaigne Partners immediately prior to such transaction; provided that such Indebtedness was not incurred in contemplation of, or in connection with, such acquisition, merger or consolidation (other than to the extent incurred to refinance Indebtedness not incurred in contemplation of, or in connection with, such acquisition, merger or consolidation).

“Permitted Business” means either (1) marketing, gathering, transporting (by barge, pipeline, ship, truck or other modes of hydrocarbon transportation), terminalling, storing, producing, acquiring, developing, exploring for, exploiting, producing, processing, dehydrating and otherwise handling crude oil, gas, casinghead gas, drip gasoline, natural gasoline, condensates, distillates, liquid hydrocarbons, asphalt, gaseous hydrocarbons and all other constituents, elements, compounds or products refined or processed from any of the foregoing, which activities shall include, for the avoidance of doubt, constructing pipeline, platform, dehydration, processing, storing and other energy-related facilities, and activities or services reasonably related or ancillary thereto, including entering into purchase and sale agreements, supply agreements and Hedging Obligations related to these businesses, (2) any other business that generates gross income at least 90% of which constitutes “qualifying income” under Section 7704(d) of the Code or (3) any activity that is ancillary, complementary or incidental to or necessary or appropriate for the activities described in clauses (1) and (2) of this definition.

“Permitted Business Investments” means Investments by TransMontaigne Partners or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of TransMontaigne Partners or in any Joint Venture, provided that such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business at the time of such Investment and immediately thereafter, TransMontaigne Partners could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in set forth in Section 4.09(a) hereof.

“Permitted Investments” means:

(1)            any Investment in TransMontaigne Partners or in a Restricted Subsidiary of TransMontaigne Partners;

(2)            any Investment in Cash Equivalents;

(3)            any Investment by TransMontaigne Partners or any Restricted Subsidiary of TransMontaigne Partners in a Person, if as a result of such Investment:

(a)            such Person becomes a Restricted Subsidiary of TransMontaigne Partners; or

(b)            such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, TransMontaigne Partners or a Restricted Subsidiary of TransMontaigne Partners;

(4)            any Investment made as a result of the receipt of non-cash consideration from:

(a)            an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof; or

(b)            a disposition of assets deemed not to be an Asset Sale under the definition of “Asset Sale”;

(5)            any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Equity) of TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners;

(6)            any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of TransMontaigne Partners or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure, perfection or enforcement by TransMontaigne Partners or any of its Restricted Subsidiaries with respect to any secured Investment in default; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)            Investments represented by Hedging Obligations permitted hereunder to be incurred;

(8)            loans or advances to employees made in the ordinary course of business of TransMontaigne Partners or any Restricted Subsidiary of TransMontaigne Partners in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(9)            repurchases of the Notes;

(10)          any Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, workers’ compensation and performance and other similar deposits and prepaid expenses made in the ordinary course of business;

(11)          Permitted Business Investments; and

(12)          other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed the greater of (a) $50.0 million and (b) 4.0% of TransMontaigne Partners’ Consolidated Net Tangible Assets; provided, however, that if any Investment pursuant to this clause (12) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, then such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary;

provided, however, that with respect to any Investment, TransMontaigne Partners may, in its sole discretion, allocate all or any portion of any Investment and later re-allocate all or any portion of any Investment to one or more of the above clauses (1) through (12) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” means:

(1)            Liens securing any Indebtedness under any Credit Facility incurred and outstanding pursuant to clause (1) of the definition of “Permitted Debt” and all Obligations and Hedging Obligations relating to such Indebtedness;

(2)            Liens in favor of TransMontaigne Partners or the Guarantors;

(3)            Liens on property of a Person existing at the time such Person is merged with or into or consolidated with TransMontaigne Partners or any Subsidiary of TransMontaigne Partners; provided that such Liens were in existence prior to such merger or consolidation (and not incurred in contemplation thereof other than to the extent incurred in connection with the refinancing of Indebtedness secured on a pari basis that was not incurred in contemplation of, or in connection with, such acquisition, merger or consolidation) and do not extend to any assets other than those of the Person merged into or consolidated with TransMontaigne Partners or the Subsidiary;

(4)            Liens on property existing at the time of acquisition of the property by TransMontaigne Partners or any Restricted Subsidiary of TransMontaigne Partners; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition other than to the extent incurred in connection with the refinancing of Indebtedness secured on a pari basis that was not incurred in contemplation of, or in connection with, such acquisition, merger or consolidation;

(5)            Liens and deposits to secure the performance of statutory obligations, surety or appeal bonds, workers compensation obligations, reimbursement obligations owed to insurers, bids, performance bonds, true leases, other types of social security or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6)            Liens existing on the Issue Date (other than Liens securing the Credit Facilities);

(7)            Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8)            Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, repairman’s, mechanics’ and other like Liens, in each case, incurred in the ordinary course of business;

(9)            defects, irregularities and deficiencies in title of any rights of way, survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(10)          inchoate Liens arising under the Employee Retirement Income Security Act of 1974, and any amendments thereto (“ERISA”);

(11)          Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(12)          Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of Section 4.09(b) hereof covering only the assets acquired and proceeds thereof with or financed by such Indebtedness; provided that any such Liens on any property or asset acquired, constructed or improved by TransMontaigne Partners or any of its Restricted Subsidiaries (a “Purchase Money Lien”) shall be (a) in favor of the seller of such property or assets, in favor of the Person developing, constructing, repairing or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) created within 360 days after the acquisition, development, construction, repair or improvement, (c) to secure the purchase price or development, construction, repair or improvement cost, as the case may be, of such asset or property in an amount up to 100% of the Fair Market Value of such acquisition, construction or improvement of such asset or property, and (d) limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto and upgrades thereof);

(13)          Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by TransMontaigne Partners or any Restricted Subsidiary of TransMontaigne Partners to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(14)          Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of TransMontaigne Partners or any of its Restricted Subsidiaries on deposit with or in possession of such bank;

(15)          Liens to secure performance of Hedging Obligations of TransMontaigne Partners or any of its Restricted Subsidiaries;

(16)          Liens on pipelines or pipeline facilities that arise by operation of law;

(17)          Liens incurred in the ordinary course of business of TransMontaigne Partners or any Restricted Subsidiary of TransMontaigne Partners with respect to obligations that at any one time outstanding do not exceed the greater of (a) $120.0 million and (b) 10.0% of Consolidated Net Tangible Assets;

(18)          Liens resulting from the deposit of money or other cash equivalents in trust for the purpose of defeasing Indebtedness of TransMontaigne Partners or any of its Restricted Subsidiaries;

(19)          Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a)            the new Lien is limited to all or part of the same property or assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)            the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay Refinancing Expenses;

(20)          Liens relating to future escrow arrangements securing Indebtedness incurred in accordance with this Indenture;

(21)          Liens arising under this Indenture in favor of the Trustee, in its capacity as such, for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing indebtedness permitted to be incurred under this Indenture; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such indebtedness; and

(22)          Liens renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (21) above; provided that (a) the principal amount of Indebtedness secured by such Lien does not exceed the principal amount of such Indebtedness outstanding immediately prior to the renewal, extension, refinance or refund of such Lien, plus all accrued interest on the Indebtedness secured thereby and the amount of all fees, expenses and premiums incurred in connection therewith including any Refinancing Expenses, and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby.

“Permitted Parent” means (a) any direct or indirect parent of TransMontaigne Partners so long as a Qualified Owner pursuant to clauses (i), (ii), (iii), (iv) or (v) of the definition thereof holds 50% or more of the Voting Stock of such direct or indirect parent of TransMontaigne Partners, and (b) any Public Company (or Wholly Owned Subsidiary of such Public Company) to the extent and until such time as any Person or group (other than a Qualified Owner under clauses (i), (ii), (iii), (iv) or (v) of the definition thereof) is deemed to be or become a Beneficial Owner of Voting Stock of such Public Company representing more than 50% of the total voting power of the Voting Stock of such Public Company.

“Permitted Refinancing Indebtedness” means any Indebtedness of TransMontaigne Partners or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of TransMontaigne Partners or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)            the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all Refinancing Expenses);

(2)            such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)            if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes or the Note Guarantees, on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)            such Indebtedness is not incurred by a Restricted Subsidiary (other than a Guarantor) if TransMontaigne Partners or a Guarantor is TransMontaigne Partners or other primary obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, Joint Venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to the calculation of any test, financial ratio, basket or covenant under this Indenture, including the ratio of Consolidated Total Net Debt to Consolidated Cash Flow and the Fixed Charge Coverage Ratio and the calculation of Consolidated Net Tangible Assets, Consolidated Cash Flow and Consolidated Cash Interest Expense, of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to the Transactions, any acquisition, merger, amalgamation, consolidation, Investment, any issuance, incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated), any issuance or redemption of Disqualified Equity, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change (including the entry into any material contract or arrangement) or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the applicable Reference Period, or subsequent to the end of the Reference Period but prior to such date or prior to or substantially simultaneously with the event for which a determination under this definition is made (including (i) any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged, amalgamated or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period and (ii) with respect to any proposed Investment or acquisition of the subject Person for which committed financing is or is sought to be obtained, the event for which a determination under this definition is made may occur after the date upon which the relevant determination or calculation is made), in each case, as if each such event occurred on the first day of the Reference Period; provided that (x) pro forma effect will be given to reasonably identifiable and quantifiable Pro Forma Cost Savings or expense reductions related to operational efficiencies (including the entry into or renegotiation of any material contract or arrangement), strategic initiatives or purchasing improvements and other cost savings, improvements or synergies, in each case, that have been realized, or are reasonably expected to be realized, by such Person and its Restricted Subsidiaries based upon actions to be taken within 24 months after the consummation of the action as if such cost savings, expense reductions, improvements and synergies occurred (or were realized) on the first day of the Reference Period and (y) no amount shall be added back pursuant to this definition to the extent duplicative of amounts that are otherwise included in computing Consolidated Cash Flow for such Reference Period.

For purposes of making any computation referred to above:

(1)           if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any agreement governing Hedging Obligations applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months);

(2)           interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of TransMontaigne Partners or a direct or indirect parent of TransMontaigne Partners to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP;

(3)           interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as TransMontaigne Partners may designate;

(4)           interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and

(5)           to the extent not already covered above, any such calculation may include adjustments calculated in accordance with Regulation S-X under the Securities Act.

Any pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act and (2) to the extent such adjustments, without duplication, continue to be applicable to the Reference Period; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings”.

“Permitted Tax Distributions” means, for any taxable year (or portion thereof) ending after the Issue Date for which TransMontaigne Partners is treated as a disregarded entity or partnership for U.S. federal, state and/or local income Tax purposes, the payment of dividends or other distributions to TransMontaigne Partners’ direct or indirect owners to fund any U.S. federal, state and/or local income Taxes attributable to the operations and activities of TransMontaigne Partners and its direct and indirect Subsidiaries, in an aggregate amount not to exceed the product of (i) the highest combined marginal federal and applicable state and/or local statutory Tax rate (after taking into account the character of the income and the deductibility of U.S. state and local income Tax for U.S. federal income Tax purposes) and (ii) the taxable income (taking into account prior year losses and any basis step-up pursuant Section 734, 743 or 754 of the Code or otherwise) of TransMontaigne Partners and its direct and indirect Subsidiaries that are pass-through entities for such tax purposes for any such taxable year (or portion thereof); provided that payments with respect to any Taxes attributable to any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to TransMontaigne Partners or its Restricted Subsidiaries for the purposes of paying such income Taxes.

“Pro Forma Cost Savings” means, without duplication of any amounts referenced in the definition of “Pro Forma Basis,” an amount equal to the amount of cost savings, operating expense reductions, operating improvements (including the entry into, amendment or renegotiation of any material contract or arrangement) and synergies, in each case, projected in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken by TransMontaigne Partners (or any successor thereto) or any Restricted Subsidiary, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated Cash Flow from such actions; provided that such cost savings, operating expense reductions, operating improvements and synergies are reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of TransMontaigne Partners (or any successor thereto)) or of any direct or indirect parent of TransMontaigne Partners and are reasonably anticipated to result from actions taken or to be taken within 24 months after the consummation of any change that is expected to result in such cost savings, expense reductions, operating improvements or synergies; provided that no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Cash Flow, whether through a pro forma adjustment, add back exclusion or otherwise, for such period.

“Public Company” means any Person with a class or series of Voting Stock that is traded on a stock exchange or in the over-the-counter market.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Owner” means (i) ArcLight Capital Partners, LLC and any individuals that are Affiliates of ArcLight Capital Partners, LLC, (ii) any Affiliated fund, holding company or investment vehicle (other than a portfolio operating company) of any Person in clause (i), (iii) any director, officer, general partner, managing member, principal or managing director of any Person described in clause (i) and (ii) above or of any Permitted Parent, (iv) TransMontaigne Partners and its Restricted Subsidiaries, (v) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the forgoing are members and (vi) any Permitted Parent.

“Rating Agencies” means each of Fitch, Moody’s and S&P.

“Rating Categories” means:

(1)            with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2)            with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Rating Decline” means the occurrence of a decrease in the rating of the Notes by one or more gradations by each of Moody’s and S&P (including gradations within the Rating Categories, as well as between categories), within 60 days before or after the earlier of (x) a Change of Control, (y) the date of public notice of the occurrence of a Change of Control or (z) public notice of the intention of TransMontaigne Partners to effect a Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Moody’s or S&P, to the extent such public announcement specifies that the reason for consideration for possible downgrade is the pending Change of Control); provided, however, that a downgrade of the Notes by such Rating Agency shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a downgrade for purposes of this definition of Rating Decline) if such Rating Agency making the downgrade in rating does not publicly announce or confirm or inform TransMontaigne Partners or the Trustee in writing at the request of TransMontaigne Partners that the downgrade is a result of the transactions constituting or occurring simultaneously with the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of such downgrade).

“Reference Period” means, with respect to any date of determination, the four most recent fiscal quarters of TransMontaigne Partners for which internal financial statements are available.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the applicable Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto, bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(f)(3) hereof.

“Related Taxes” means any taxes, charges or assessments, including, but not limited to, sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than income taxes), required to be paid by any direct or indirect parent of TransMontaigne Partners by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than TransMontaigne Partners, any of its Subsidiaries or any other direct or indirect parent of TransMontaigne Partners), or being a holding company parent of TransMontaigne Partners, any of its Subsidiaries or any other direct or indirect parent of TransMontaigne Partners or receiving dividends from or other distributions in respect of the Capital Stock of TransMontaigne Partners, any of its Subsidiaries or any other direct or indirect parent of TransMontaigne Partners, or having guaranteed any obligations of TransMontaigne Partners or any Subsidiary thereof, or having made any payment in respect of any of the items for which TransMontaigne Partners or any of its Subsidiaries is permitted to make payments to any parent entity pursuant to Section 4.07 hereof or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of TransMontaigne Partners or any Subsidiary thereof.

“Reporting Default” means a Default described in clause (4) of Section 6.01 hereof.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in respect of any Note issued pursuant to Regulation S, the 40-day distribution compliance period (as defined in Regulation S) applicable to such Note.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. References to Restricted Subsidiaries are to Restricted Subsidiaries of TransMontaigne Partners unless otherwise indicated.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“S&P” means S&P Global Ratings, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Screened Affiliate” means any Affiliate of a holder (i) that makes investment decisions independently from such holder and any other Affiliate of such holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such holder and any other Affiliate of such holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to TransMontaigne Partners or its Subsidiaries, (iii) whose investment policies are not directed by such holder or any other Affiliate of such holder that is acting in concert with such holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other Affiliate of such holder that is acting in concert with such holders in connection with its investment in the Notes.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” means with respect to any Person, Indebtedness of such Person, unless the instrument creating or evidencing such Indebtedness provides that such Indebtedness is subordinate in right of payment to the Notes or the Note Guarantee of such Person, as the case may be.

“Short Derivative Statement” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Specified Event of Default” means an Event of Default pursuant to clause (1), (2) or (9) of the definition of “Event of Default”.

“Specified Transaction” shall mean an acquisition, a disposition, a divestiture, the designation of any Subsidiary as an Unrestricted Subsidiary, any incurrence or repayment of Indebtedness (other than for working capital purposes), any Investment, in each case, whether by merger, consolidation, amalgamation or otherwise, or any restructuring of TransMontaigne Partners and/or its Subsidiaries, operating improvements, cost savings initiatives and other similar initiatives (including, without limitation, the modification and renegotiation of contracts and other arrangements).

“Sponsor” means (i) ArcLight Capital Partners, LLC and any individuals that are Affiliates of ArcLight Capital Partners, LLC, (ii) any Affiliated fund, holding company or investment vehicle (other than a portfolio operating company) of any Person in clause (i).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)            any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of shares of the Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)            any partnership (whether general or limited) or limited liability company (a) the sole general partner or managing member of which is such Person or a Subsidiary of such Person, or (b) if there are more than a single general partner or member, either (x) the only general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“TransMontaigne Partners” has the meaning assigned to it in the Preamble to this Indenture, and includes any successors thereto.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, penalties, additions to tax or fines applicable thereto.

“Transactions” means the Fisher Island terminal sale and application of proceeds therefrom as described in the Offering Memorandum, the redemption of the outstanding 6.125% Senior Notes due February 15, 2026 issued by TransMontaigne Partners and TLP Finance Corp. and the entry into of Amendment No. 4 to the Credit Agreement.

“Treasury Rate” means, as of the time of computation, the yield to maturity as of such time of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to the date of delivery of the applicable notice (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to March 15, 2027; provided, however, that if the period from the Redemption Date to March 15, 2027, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means UMB Bank, National Association unless and until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A hereto, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of TransMontaigne Partners that is designated by the Board of Directors of TransMontaigne Partners as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors to the extent not prohibited by the following sentence. TransMontaigne Partners may designate any of its Subsidiaries (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, TransMontaigne Partners or any of its Subsidiaries (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(1)           such designation complies with Section 4.07 hereof; and

(2)           each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of TransMontaigne Partners or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary).

As of the Issue Date, there are no Unrestricted Subsidiaries other than SeaPort Midstream Partners, LLC. All Subsidiaries of an Unrestricted Subsidiary shall be also Unrestricted Subsidiaries. Any designation of a Subsidiary of TransMontaigne Partners as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)            the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)            the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02           Other Definitions.

Defined in
Term	Section

“Affiliate Transaction”	4.11(a)
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Change of Control Offer”	4.14(a)
“Auditor”	4.03(a)(1)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)(2)
“Covenant Defeasance”	8.03

Defined in
Term	Section
“Designated Revolving Commitments”	4.09
“Directing Holder”	6.02
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09(a)
“Initial Default”	6.02
“Legal Defeasance”	8.02
“Net Leverage Ratio Permitted Payment”	4.07
“Noteholder Direction”	6.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Default”	6.01(6)(A)
“Permitted Debt”	4.09(b)
“Position Representation”	6.02
“Position Representation and Verification Form”	6.02
“Prior Restricted Payments Amount”	4.07
“Purchase Date”	3.09
“Qualified Reporting Subsidiary”	4.03(c)
“Ratio Debt”	4.09
“Redemption Date”	3.07(d)
“Registrar”	2.03
“Restricted Payments”	4.07(a)(4)
“Transaction Commitment Date”	1.04
“Termination Date”	4.17(a)
“Verification Covenant”	6.02

Section 1.03           Rules of Construction.

Unless the context otherwise requires:

(1)            a term has the meaning assigned to it;

(2)            an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)            “or” is not exclusive;

(4)            words in the singular include the plural, and in the plural include the singular;

(5)            “will” shall be interpreted to express a command;

(6)            provisions apply to successive events and transactions; and

(7)            references to sections of or rules under the Exchange Act or the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

Section 1.04           Measuring Compliance. With respect to any (x) Investment or acquisition, merger, amalgamation or similar transaction that has been definitively agreed to or publicly announced and (y) repayment, repurchase or refinancing of Indebtedness, Disqualified Equity with respect to which a notice of repayment (or similar notice), which may be conditional, has been delivered, in each case for purposes of determining:

(1)            whether any Indebtedness (including Acquired Indebtedness), Disqualified Equity that is being incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, Disqualified Equity is permitted to be incurred in compliance with Section 4.09 hereof.

(2)            whether any Lien being incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock Equity or to secure any such Indebtedness is permitted to be incurred in accordance with Section 4.12 hereof or the definition of “Permitted Liens”;

(3)            whether any other transaction or action undertaken or proposed to be undertaken in connection with such Investment, acquisition, merger, amalgamation or similar transaction or repayment, repurchase or refinancing of Indebtedness, Disqualified Equity (including any Restricted Payments, dispositions, or designations of Restricted Subsidiaries or Unrestricted Subsidiaries) complies with the covenants or agreements contained in this Indenture or the Notes; and

(4)            any calculation of the ratios, baskets or financial metrics, including Fixed Charge Coverage Ratio, ratio of Consolidated Total Net Debt to Consolidated Cash Flow, Consolidated Net Income, Consolidated Cash Flow, Consolidated Net Tangible Assets and Consolidated Cash Interest Expense and baskets determined by reference to any of the foregoing measures,

(5)            whether any condition precedent to the incurrence of Indebtedness (including Acquired Indebtedness), Disqualified Equity, Liens, in each case that is being incurred in connection with such Investment, acquisition or repayment repurchase or refinancing of Indebtedness, Disqualified Equity is satisfied, at the option of TransMontaigne Partners, the date that the definitive agreement for, or public announcement of, such Investment, acquisition or repayment, repurchase or refinancing or incurrence of Indebtedness is entered into or the date of any notice, which may be conditional, of such repayment, repurchase or refinancing of Indebtedness is given to the holders of such Indebtedness (the “Transaction Commitment Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro Forma Basis”. For the avoidance of doubt, if TransMontaigne Partners elects to use the Transaction Commitment Date as the applicable date of determination in accordance with the foregoing, (a) any fluctuation or change in the (i) Fixed Charge Coverage Ratio, ratio of Consolidated Total Net Debt to Consolidated Cash Flow, Consolidated Net Income, Consolidated Cash Flow, Consolidated Net Tangible Assets and Consolidated Cash Interest Expense of TransMontaigne Partners and (ii) the applicable exchange rate utilized in calculating compliance with any dollar-based provision of this Indenture, from the Transaction Commitment Date to the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, will not be taken into account for purposes of determining whether any Indebtedness or Lien that is being incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, or in connection with compliance by TransMontaigne Partners or any of the Restricted Subsidiaries with any other provision of this Indenture or the Notes or any other transaction undertaken in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, is permitted to be incurred and (b) until such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness is consummated or such definitive agreements are terminated, such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness and all transactions proposed to be undertaken in connection therewith (including the incurrence of Indebtedness and Liens) will be given Pro Forma Effect when determining compliance of other transactions (including the incurrence of Indebtedness and Liens unrelated to such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness) that are consummated after the Transaction Commitment Date and on or prior to the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness and any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) will be deemed to have occurred on the date the definitive agreements are entered into or public announcement is made and deemed to be outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the date of such agreement and before the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness. In addition, this Indenture will provide that compliance with any requirement relating to the absence of a Default or Event of Default may be determined as of the Transaction Commitment Date and not as of any later date as would otherwise be required under this Indenture.

For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Equity that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity as if such Disqualified Equity were purchased on any date on which Consolidated Total Net Debt shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Equity, such Fair Market Value shall be determined reasonably and in good faith by TransMontaigne Partners.

To the extent the date of any delivery of any document required to be delivered pursuant to any provision of this Indenture falls on a day that is not a Business Day, the applicable date of delivery shall be deemed to be the next succeeding Business Day.

For purposes of determining the maturity date of any Indebtedness, customary bridge loans that are subject to customary conditions (including no payment or bankruptcy event of default) that would either automatically be extended as, converted into or required to be exchanged for permanent refinancing shall be deemed to have the maturity date as so extended, converted or exchanged.

Article 2
THE NOTES

Section 2.01           Form and Dating.

(a)           General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and TransMontaigne Partners, the Guarantor and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)          Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, repurchases and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)           Initial Global Notes. Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of the Rule 144A Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian and registered in the name of the Depositary or the nominee of the Depositary, duly executed by TransMontaigne Partners and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of a Rule 144A Global may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by TransMontaigne Partners and authenticated by the Trustee as hereinafter provided. Following the termination of the applicable Restricted Period, the Regulation S Temporary Global Note Legend shall be deemed removed from the Regulation S Temporary Global Note, following which temporary beneficial interests in the Regulation S Temporary Global Note shall automatically become beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. The aggregate principal amount of a Regulation S Temporary Global Note and a Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)          Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and TransMontaigne Partners and the Trustee, by their execution and delivery of this Indenture (or the applicable supplemental indenture), expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by TransMontaigne Partners without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes except that interest may accrue on the Additional Notes from their date of issuance (or such other date specified by TransMontaigne Partners), subject to TransMontaigne Partners’ right to issue Additional Notes of a different series as set forth in the next paragraph; provided that TransMontaigne Partners’ ability to issue Additional Notes shall be subject to TransMontaigne Partners’ compliance with Section 4.09 and that a separate CUSIP or ISIN will be issued for Additional Notes, if the Initial Notes and the Additional Notes are not treated as fungible for U.S. federal income tax purposes, with the Initial Notes or any other Additional Notes bearing the same CUSIP or ISIN. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

TransMontaigne Partners may designate the maturity date, interest rate and optional redemption provisions applicable to each series of Additional Notes, which may differ from the maturity date, interest rate and optional redemption provisions applicable to the Initial Notes. Additional Notes that differ with respect to maturity date, interest rate or optional redemption provisions from the Initial Notes will constitute a different series of Notes from the Initial Notes. Additional Notes that have the same maturity date, interest rate and optional redemption provisions as the Initial Notes will be treated as the same series as the Initial Notes unless otherwise designated by TransMontaigne Partners. TransMontaigne Partners similarly may vary the application of related other provisions (including the issue price and any applicable original issue discount legend) to any series of Additional Notes.

(e)           Euroclear and Clearstream Applicable Procedures. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream and this Indenture shall not govern such transfers.

Section 2.02           Execution and Authentication.

At least one Officer must sign the Notes for TransMontaigne Partners by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of TransMontaigne Partners signed by two Officers of TransMontaigne Partners (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by TransMontaigne Partners pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to TransMontaigne Partners to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of TransMontaigne Partners.

Section 2.03           Registrar and Paying Agent.

TransMontaigne Partners will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. TransMontaigne Partners may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. TransMontaigne Partners may change any Paying Agent or Registrar without notice to any Holder. TransMontaigne Partners will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If TransMontaigne Partners fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. TransMontaigne Partners or any of TransMontaigne Partners’ Subsidiaries may act as Paying Agent or Registrar.

TransMontaigne Partners initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

TransMontaigne Partners initially appoints the Trustee to act as the Registrar and Paying Agent at its Corporate Trust Office and to act as Custodian with respect to the Global Notes.

Section 2.04           Paying Agent to Hold Money in Trust.

TransMontaigne Partners will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by TransMontaigne Partners in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. TransMontaigne Partners at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than TransMontaigne Partners or a Subsidiary) will have no further liability for the money. If TransMontaigne Partners or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to TransMontaigne Partners, the Trustee will serve as Paying Agent for the Notes.

Section 2.05           Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, TransMontaigne Partners will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06           Transfer and Exchange.

(a)            Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by TransMontaigne Partners for Definitive Notes if:

(1)            TransMontaigne Partners delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by TransMontaigne Partners within 90 days;

(2)            TransMontaigne Partners, at its option but subject to the Depositary’s rules, determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver a written notice to such effect to the Trustee; or

(3)            there has occurred and is continuing a Default or Event of Default with respect to the Notes, and the Depositary notifies the Trustee of its decision to exchange the Global Notes for Definitive Notes.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the events in (1), (2) or (3) above and pursuant to Section 2.06(b)(2) and Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b)           Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)           Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)           All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)           both:

(i)            a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)            instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)            both:

(i)            a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)           instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period therefor and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B).

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(3)           Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) hereof and the Registrar receives the following:

(A)           if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B)            if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(4)           Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) hereof and the Registrar receives the following:

(A)           if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note of the same series, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B)            if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note of the same series, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(b)(4), if the Registrar or TransMontaigne Partners so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to TransMontaigne Partners to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(4) at a time when an Unrestricted Global Note has not yet been issued, TransMontaigne Partners shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(4).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)   Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1)           Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the receipt by the Registrar of the following documentation:

(a)            if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(b)            if such beneficial interest is being transferred to a person reasonably believed to be a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(c)            if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(d)            if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof; or

(e)            if such beneficial interest is being transferred to TransMontaigne Partners or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof;

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and TransMontaigne Partners shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)            Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(a) and (c) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3)            Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only the Registrar receives the following:

(a)            if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(b)            if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(c)(3), if the Registrar or TransMontaigne Partners so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to TransMontaigne Partners to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4)            Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and TransMontaigne Partners will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) shall not bear the Private Placement Legend.

(d)            Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1)            Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(a)            if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(b)            if such Restricted Definitive Note is being transferred to a person reasonably believed to be a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(c)            if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(d)            if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof; or

(e)            if such Restricted Definitive Note is being transferred to TransMontaigne Partners or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof;

the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (a) above, the applicable Restricted Global Note, in the case of clause (b) above, the applicable 144A Global Note and, in the case of clause (c) above, the applicable Regulation S Global Note.

(2)            Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(a)            if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(b)            if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(d)(2), if the Registrar or TransMontaigne Partners so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to TransMontaigne Partners to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3)            Unrestricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to sub-paragraph (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, TransMontaigne Partners shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)            Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(1)            Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(a)            if the transfer will be made to a person reasonably believed to be a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(b)            if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(c)            if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(2)            Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(a)            if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(b)            if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(e)(2), if the Registrar or TransMontaigne Partners so requests, an Opinion of Counsel in form reasonably acceptable to TransMontaigne Partners to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)            Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)            Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(1)            Private Placement Legend.

(a)             Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER SUCH NOTES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF ANY NOTE EVIDENCED HEREBY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING SUCH NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT, PRIOR TO THE DATE WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF SUCH NOTE) OR THE ISSUE DATE OF ANY ADDITIONAL NOTES ISSUED PURSUANT TO THE TERMS OF THE INDENTURE THAT WILL GOVERN THE NOTES (OR ANY PREDECESSOR OF SUCH NOTE) (THE “RESALE RESTRICTION TERMINATION DATE”), OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE EXCEPT (A) TO AN ISSUER OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM SUCH NOTE IS TRANSFERRED PRIOR TO THE RESALE RESTRICTION TERMINATION DATE A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (i) THAT IS (A) PURSUANT TO CLAUSE (2)(C) PRIOR TO THE END OF THE 40 DAY DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (B) PURSUANT TO CLAUSE (2)(E) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (ii) IN EACH OF THE FOREGOING CASES IN CLAUSE (2)(B) OR (D), TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM SPECIFIED IN THE INDENTURE THAT WILL GOVERN THE NOTES IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED AS TO ANY NOTE EVIDENCED HEREBY UPON DELIVERY TO THE TRUSTEE BY US OR THE HOLDER THEREOF OF A WRITTEN REQUEST FOR THE REMOVAL HEREOF, IN ANY CASE AT ANY TIME AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

DURING THE PERIOD ENDING ONE YEAR AFTER THE LAST DATE OF ORIGINAL ISSUANCE OF THE NOTES, NO “AFFILIATE” (AS DEFINED IN RULE 144) WILL BE PERMITTED TO RESELL ANY OF THE NOTES THAT CONSTITUTE “RESTRICTED SECURITIES” UNDER RULE 144 THAT HAVE BEEN REACQUIRED BY ANY OF THEM.”

(b)            Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(2)            Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF TRANSMONTAIGNE PARTNERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO TRANSMONTAIGNE PARTNERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3)            Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR A REGULATION S PERMANENT GLOBAL NOTE, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). THIS REGULATION S TEMPORARY GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS PROVIDED IN THE INDENTURE.”

(g)          Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for beneficial interests in another Global Note or Definitive Notes, or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)          General Provisions Relating to Transfers and Exchanges.

(1)           To permit registrations of transfers and exchanges, TransMontaigne Partners will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2)            No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but TransMontaigne Partners may require payment of a sum sufficient to cover any transfer or exchange tax or similar governmental charge payable in connection therewith (other than any such transfer or exchange taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.14 and 9.04 hereof).

(3)           All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of TransMontaigne Partners, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(4)           Neither the Registrar nor TransMontaigne Partners will be required:

(A)           to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B)            to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)            to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(5)            Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and TransMontaigne Partners may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or TransMontaigne Partners shall be affected by notice to the contrary.

(6)            The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(7)            All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07           Replacement Notes.

If any mutilated Note is surrendered to the Trustee or TransMontaigne Partners and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, TransMontaigne Partners will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or TransMontaigne Partners, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and TransMontaigne Partners to protect TransMontaigne Partners, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. TransMontaigne Partners may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of each of TransMontaigne Partners and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08           Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because TransMontaigne Partners or an Affiliate of TransMontaigne Partners holds the Note; however, Notes held by TransMontaigne Partners or a Subsidiary of TransMontaigne Partners shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than TransMontaigne Partners, a Subsidiary or an Affiliate of any thereof) holds, by 11:00 a.m., Eastern Time, on a Redemption Date or other maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09           Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by TransMontaigne Partners or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with TransMontaigne Partners or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10           Temporary Notes.

Until certificates representing Notes are ready for delivery, TransMontaigne Partners may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that TransMontaigne Partners considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, TransMontaigne Partners will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11           Cancellation.

TransMontaigne Partners at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to TransMontaigne Partners. TransMontaigne Partners may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12           Defaulted Interest.

If TransMontaigne Partners defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. TransMontaigne Partners will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. TransMontaigne Partners will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, TransMontaigne Partners (or, upon the written request of TransMontaigne Partners, the Trustee in the name and at the expense of TransMontaigne Partners) will send or cause to be sent to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Article 3
REDEMPTION AND PREPAYMENT

Section 3.01           Notices to Trustee.

If TransMontaigne Partners elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, they must furnish to the Trustee, at least five Business Days (unless a shorter period is satisfactory to the Trustee) before a notice of such redemption is given pursuant to Section 3.03, an Officer’s Certificate setting forth the information to be stated in such notice as provided in Section 3.03.

Section 3.02           Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1)	if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)	if the Notes are not listed on any national securities exchange, on a pro rata basis; or

(3)	in the case of Global Notes, by such other method as the Depositary may prescribe that most nearly approximates pro rata selection.

No Notes of $2,000 or less can be redeemed in part. In the event of partial redemption, the particular Notes to be redeemed will be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee will promptly notify TransMontaigne Partners in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03           Notice of Redemption.

At least 10 days but not more than 60 days before a Redemption Date, TransMontaigne Partners will mail or cause to be mailed, by first class mail, (or sent electronically in the case of notices to the Depositary) a notice of redemption to each Holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee), except that redemption notices may be given more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or 11 hereof. Notice of any redemption of the Notes (including upon an Equity Offering or in connection with a transaction (or series of related transactions) that constitute a Change of Control) may, at TransMontaigne Partners’ discretion, be given prior to the completion thereof and be subject to one or more conditions precedent. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in TransMontaigne Partners’ discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was delivered) as any or all such conditions shall be satisfied or waived (including to a date later than 60 days after the date on which such notice was mailed or delivered electronically), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Redemption Date, or by the Redemption Date so delayed, or such notice may be rescinded at any time in TransMontaigne Partners’ discretion if in the good faith judgment of TransMontaigne Partners any or all of such conditions will not be satisfied or waived. To the extent that the redemption date will occur on a date other than the original redemption date set forth in the applicable notice of redemption, TransMontaigne Partners shall notify the Holders and the Trustee of the final redemption date prior to such date; provided that the failure to give such notice, or any defect therein, shall not impair or affect the validity of any optional redemption except as may be required by the applicable procedures of the Depositary.

The notice will identify the Notes to be redeemed and will state:

(1)            the Redemption Date;

(2)            the redemption price, if then determinable and, if not, the manner of its determination;

(3)            if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued in the name of the Holder thereof upon cancellation of the original Note;

(4)            the name and address of the Paying Agent;

(5)            that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)            that, unless TransMontaigne Partners defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7)            the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)            any condition precedent to the redemption; and

(9)            that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At TransMontaigne Partners’ request, the Trustee will give the notice of redemption in TransMontaigne Partners’ name and at its expense; provided, however, that TransMontaigne Partners has delivered to the Trustee an Officer’s Certificate in accordance with Section 3.01 requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04           Effect of Notice of Redemption.

Once notice of redemption is given in accordance with Section 3.03 hereof, Notes called for redemption will become irrevocably due and payable on the Redemption Date at the redemption price, subject to the satisfaction of any conditions thereto.

Section 3.05           Deposit of Redemption Price.

Prior to 11:00 a.m., Eastern Time, on the redemption date, TransMontaigne Partners will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent will promptly return to TransMontaigne Partners any money deposited with the Trustee or the Paying Agent by TransMontaigne Partners in excess of the amounts necessary to pay the redemption price of, and accrued interest on all Notes to be redeemed.

If TransMontaigne Partners complies with the provisions of the preceding paragraph and the Paying Agent holds money sufficient to pay notes payable on the redemption date, then on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption is not so paid upon surrender for redemption because of the failure of TransMontaigne Partners to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06           Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, TransMontaigne Partners will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of TransMontaigne Partners a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07           Optional Redemption.

(a)           At any time prior to March 15, 2027, TransMontaigne Partners may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes (including any Additional Notes) issued under this Indenture, upon prior notice in accordance with Section 3.03 hereof, at a redemption price of 108.500% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of Notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date), with an amount of cash not greater than the net cash proceeds of one or more Equity Offerings by TransMontaigne Partners; provided that:

(1)            at least 50% of the aggregate principal amount of Notes (including any Additional Notes) issued under this Indenture (excluding Notes held by TransMontaigne Partners and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)            the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b)           Except pursuant to the preceding paragraph and subsections (d) and (e) of this Section 3.07, the Notes will not be redeemable at TransMontaigne Partners’ option prior to March 15, 2027.

(c)           On or after March 15, 2027, TransMontaigne Partners may redeem all or a part of the Notes, upon prior notice in accordance with Section 3.02 hereof, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed to, but excluding, the applicable Redemption Date, if redeemed during the twelve-month period beginning on March 15 of each year indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date:

Year	Percentage
2027	104.250%
2028	102.125%
2029 and thereafter	100.000%

(d)           At any time prior to March 15, 2027, TransMontaigne Partners may also redeem all or a part of the Notes, upon prior notice in accordance with Section 3.02 hereof, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date. The notice need not set forth the Applicable Premium but only the manner of calculation of the redemption price. With respect to any redemption pursuant to this Section 3.07(d), TransMontaigne Partners will (i) calculate the Treasury Rate on the second Business Day preceding the applicable Redemption Date and (ii) prior to such Redemption Date, file with the Trustee an Officer’s Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail. The Trustee shall not be responsible for any such calculation.

(e)           At any time, in connection with any tender offer or other offer to purchase the Notes (including pursuant to a Change of Control Offer or Asset Sale Offer), if not less than 90.0% in aggregate principal amount of the outstanding Notes are purchased by TransMontaigne Partners, or, in the case of a Change of Control Offer, any third party purchasing or acquiring notes in lieu of TransMontaigne Partners, TransMontaigne Partners or such third party will have the right, upon notice as described under Section 3.02 to redeem the Notes that remain outstanding following such purchase at the price paid to Holders in such purchase, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date).

(f)           Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

(g)           Unless TransMontaigne Partners defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

Section 3.08           Mandatory Redemption.

TransMontaigne Partners is not required to make mandatory redemption or sinking fund payments with respect to the Notes. TransMontaigne Partners is not prohibited from acquiring the Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase, negotiated transaction or otherwise, so long as the acquisition does not violate the terms of this Indenture.

Section 3.09           Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, TransMontaigne Partners are required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), TransMontaigne Partners will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, TransMontaigne Partners will send, in the manner prescribed in Section 12.01, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1)            that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2)            the Offer Amount, the purchase price and the Purchase Date;

(3)            that any Note not tendered or accepted for payment will continue to accrue interest;

(4)            that, unless TransMontaigne Partners defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5)            that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(6)            that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to TransMontaigne Partners, a Depositary, if appointed by TransMontaigne Partners, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7)            that Holders will be entitled to withdraw their election if TransMontaigne Partners, the depositary for the Asset Sale Offer or the Paying Agent, as the case may be, receives, not later than 5:00 p.m. New York City time on the date of expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)            that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Notes and other pari passu Indebtedness to be purchased will be selected on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by TransMontaigne Partners so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, will be purchased); and

(9)            that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, TransMontaigne Partners will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by TransMontaigne Partners in accordance with the terms of this Section 3.09. TransMontaigne Partners, the depositary for the Asset Sale Offer or the Paying Agent, as the case may be, will mail or deliver to each tendering Holder (x) in the case of TransMontaigne Partners, on the Purchase Date and (y) in the case of such depositary or Paying Agent, promptly (but in any case not later than five days after the Purchase Date), an amount equal to the purchase price of the Notes tendered by such Holder and accepted by TransMontaigne Partners for purchase, and TransMontaigne Partners will promptly issue a new Note, and the Trustee, upon written request from TransMontaigne Partners, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by TransMontaigne Partners to the Holder thereof. TransMontaigne Partners will publicly announce the results of the Asset Sale Offer on the Purchase Date.

Article 4
COVENANTS

Section 4.01           Payment of Notes.

TransMontaigne Partners will pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than TransMontaigne Partners or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by TransMontaigne Partners in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

Section 4.02           Maintenance of Office or Agency.

TransMontaigne Partners will maintain in the City of New York an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon TransMontaigne Partners in respect of the Notes and this Indenture may be served. TransMontaigne Partners will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time TransMontaigne Partners fail to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

TransMontaigne Partners may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve TransMontaigne Partners of its obligation to maintain an office or agency in the City of New York for such purposes. TransMontaigne Partners will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

TransMontaigne Partners hereby designate the Corporate Trust Office of the Trustee as one such office or agency of TransMontaigne Partners in accordance with Section 2.03 hereof.

Section 4.03           Reports.

(a)           So long as any Notes are outstanding, TransMontaigne Partners will provide to the Trustee and, upon request, to Holders of the Notes a copy of all of the information and reports referred to below:

(1)            within 90 days after the end of each fiscal year (or such longer period as may be permitted by the SEC if TransMontaigne Partners were then subject to SEC reporting requirements as a non-accelerated filer, including under Rule 12b-25 under the Securities Exchange Act of 1934), annual audited financial statements for such fiscal year including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the periods presented and a report on the annual financial statements by TransMontaigne Partners’ independent registered public accounting firm (the “Auditor”) (all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included in this Offering Memorandum);

(2)            within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as may be permitted by the SEC if TransMontaigne Partners were then subject to SEC reporting requirements as a non-accelerated filer, including under Rule 12b-25 under the Securities Exchange Act of 1934), unaudited financial statements for the interim period as of, and for the period ending on, the end of such fiscal quarter including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included in this Offering Memorandum), and

(3)            within the time period specified for filing current reports on Form 8-K by the SEC, current reports that would be required to be filed with the SEC on Form 8-K if TransMontaigne Partners were required to file such reports for any of the following events: (a) entry into material agreements; (b) the bankruptcy of TransMontaigne Partners or a Significant Subsidiary, (c) the acceleration of any Indebtedness of TransMontaigne Partners or any Restricted Subsidiary having a principal amount in excess of $25.0 million, (d) a change in TransMontaigne Partners’ certifying independent Auditor, (e) the appointment or departure of the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Chief Operating Officer or President (or persons fulfilling similar duties) of TransMontaigne Partners, (f) resignation of a director of TransMontaigne Partners on disagreeable terms, (g) change in fiscal year, (h) non-reliance on previously issued financial statements (i) change of control transactions, and (j) significant acquisitions or dispositions; provided that no such current report will be required to be furnished if TransMontaigne Partners determines in its good faith judgment that such event is not material to Holders of the Notes or to the business, assets, operations, financial position or prospects of TransMontaigne Partners and its Restricted Subsidiaries, taken as a whole, or if TransMontaigne Partners determines in its good faith judgment that such disclosure would otherwise cause material competitive harm to the business, assets, operations, financial position or prospects of TransMontaigne Partners and its Restricted Subsidiaries, taken as a whole; provided, further, that such non-disclosure shall be limited only to those specific provisions that would cause material competitive harm and not the occurrence of the event itself; provided, further, however, that in addition to providing such information to the Trustee and upon request, Holders of the Notes, TransMontaigne Partners will, to the extent the requirements set forth in the last paragraph of this Section 4.03 are satisfied, make available to the Holders of the Notes, bona fide prospective investors in the Notes, bona fide market makers in the Notes affiliated with any initial purchaser and bona fide securities analysts (to the extent providing analysis of investment in the Notes) such information by (i) posting to the website of TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners or on a non-public, password-protected website maintained by TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners or a third party, in each case, within 15 days after the time TransMontaigne Partners would be required to provide such information pursuant to clause (1), (2) or (3) above, as applicable, or (ii) otherwise providing substantially comparable availability of such reports (as determined by TransMontaigne Partners in good faith) (it being understood that, without limitation, making such reports available on Bloomberg or another comparable private electronic information service shall constitute substantially comparable availability).

TransMontaigne Partners shall use its commercially reasonable efforts, consistent with its judgment as to what is prudent at the time, to participate in quarterly conference calls after the delivery of the information referred to in clause (1) or (2) above (which may be a single conference call together with investors and lenders holding other securities or Indebtedness of TransMontaigne Partners and/or its Restricted Subsidiaries and/or any Parent Company of TransMontaigne Partners) to discuss financial and operating results and related matters unless TransMontaigne Partners reasonably determines that to do so would conflict with applicable securities laws. TransMontaigne Partners shall issue a press release or otherwise provide notice of such conference call in the same manner in which information was delivered pursuant to clause (1) and (2) above which will provide the date and time of any such call and will direct holders, prospective investors and securities analysts to contact the investor relations office of TransMontaigne Partners to obtain access to the conference call, or by making it available on a public website on which the reports required by this Section 4.03 are posted along with details regarding the times and dates of conference calls required above and information on how to obtain access to such conference calls, or on Intralinks or any comparable password protected online data system, which may require a confidentiality acknowledgement.

Notwithstanding the foregoing and for the avoidance of doubt, (a) TransMontaigne Partners will not be required to furnish any information, certificates or reports required by (i) Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K or (ii) Regulation G or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-generally accepted accounting principles financial measures contained therein, (b) the information and reports referred to in clauses (1), (2) and (3) in this Section 4.03(a) will not be required to contain the separate financial statements or other information contemplated by Rule 3-05, Rule 3-09 or Rule 13-01 of Regulation S-X, (c) to the extent pro forma financial information is required to be provided by TransMontaigne Partners, TransMontaigne Partners may provide only pro forma revenues, Consolidated Net Income and the cumulative effect of Accounting Changes, EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA (if applicable) or any comparable measure, senior secured debt, total debt and capital expenditures (or equivalent financial information) in lieu thereof, (d) the information and reports referred to in clauses (1), (2) and (3) in this Section 4.03(a) shall not be required to present compensation or beneficial ownership information, (e) the information and reports referred to in clauses (1), (2) and (3) in this Section 4.03(a) shall not be required to include any exhibits required by Item 15 of Form 10-K, Item 6 of Form 10-Q or Item 9.01 of Form 8-K (f) trade secrets and other proprietary information may be excluded from any disclosures and (g) no required report will be required to contain any “segment reporting”. If at any time TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners has made a good faith determination to file a registration statement with the SEC with respect to an Equity Offering of such entity’s Capital Stock, TransMontaigne Partners will still be required to provide reports pursuant to this Section 4.03(a) but the content of such reports will not be required to disclose any information that, in the good faith view of TransMontaigne Partners, would violate the securities laws or the SEC’s “gun jumping” rules or otherwise have an adverse effect on such Equity Offering.

For so long as TransMontaigne Partners has designated certain of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this Section 4.03(a) will include a reasonably detailed presentation (which need not be audited or reviewed by the Auditors), either on the face of the financial statements or in the footnotes thereto, or in the “Management’s discussion and analysis of financial condition and results of operations” or other comparable section, of the financial condition and results of operations of TransMontaigne Partners and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of TransMontaigne Partners.

(b)           To the extent not satisfied by the foregoing, TransMontaigne Partners will, for so long as any Notes are outstanding, furnish to Holders of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision).

(c)           Notwithstanding the foregoing, the financial statements, information, Auditors’ reports and other documents required to be provided as described above, may be, rather than those of TransMontaigne Partners, those of (a) any predecessor or successor of TransMontaigne Partners or any entity meeting the requirements of clause (b) or (c) of this Section 4.03(c), (b) any Wholly Owned Subsidiary of TransMontaigne Partners that, together with its consolidated Subsidiaries, constitutes substantially all of the assets and liabilities of TransMontaigne Partners and its consolidated Subsidiaries (“Qualified Reporting Subsidiary”) or (c) any direct or indirect parent of TransMontaigne Partners; provided that, if the financial information so furnished relates to such Qualified Reporting Subsidiary of TransMontaigne Partners or such direct or indirect parent of TransMontaigne Partners, the same is accompanied by consolidating information, which may be posted to the website of TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners on a non-public, password-protected website maintained by TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners or a third party, that explains in reasonable detail the differences between the information relating to such Qualified Reporting Subsidiary or such parent entity (as the case may be), on the one hand, and the information relating to TransMontaigne Partners and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited or reviewed by the Auditors.

(d)          TransMontaigne Partners will be deemed to have satisfied the information and reporting requirements of Section 4.03(a) if (a) TransMontaigne Partners or any Qualified Reporting Subsidiary of TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners has filed reports or registration statements containing such information (including the information required pursuant to the first sentence of Section 4.03(c), which, for the avoidance of doubt, need not be filed with the SEC via EDGAR to the extent it is otherwise provided to Holders of the Notes pursuant to this Section 4.03) with the SEC via the EDGAR (or successor) filing system within the applicable time periods after giving effect to any extensions permitted by the SEC and that are publicly available or (b) with respect to the Holders of the Notes only, TransMontaigne Partners or such Qualified Reporting Subsidiary or such parent entity has made such reports available electronically (including by posting to a non-public, password-protected website as provided above) pursuant to this Section 4.03. the Trustee shall have no duty to determine whether any filings have been made.

Any person who requests or accesses such financial information may be required to provide its email address, employer name and other information reasonably requested by TransMontaigne Partners and represent to TransMontaigne Partners (to TransMontaigne Partners’ reasonable good faith satisfaction) that:

(1)            it is a Holder of the Notes, a beneficial owner of the Notes, a bona fide prospective investor in the Notes, a bona fide market maker in the Notes affiliated with any initial purchaser or a bona fide securities analyst providing an analysis of investment in the Notes;

(2)            it will not use the information in violation of applicable securities laws or regulations;

(3)            it will keep such provided information confidential and will not communicate the information to any Person; and

(4)            it (a) will not use such information in any manner intended to compete with the business of TransMontaigne Partners and its Subsidiaries and (b) is not a Person (which includes such Person’s Affiliates) that (i) is principally engaged in a Permitted Business or (ii) derives a significant portion of its revenues from operating or owning a Permitted Business.

Notwithstanding anything herein to the contrary, any failure to comply with this Section 4.03 shall be automatically cured if TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners, as the case may be, provides all required reports to the noteholders with a copy to the Trustee or files all required reports with the SEC via the EDGAR filing system.

The Trustee shall have no obligation to monitor whether TransMontaigne Partners posts such reports, information and documents on TransMontaigne Partners’ website or the SEC’s EDGAR system, or collect any such information from TransMontaigne Partners’ website or the SEC’s EDGAR system. The Trustee shall have no liability or responsibility for the content, filing or timeliness of any report delivered or filed under or in connection with this Indenture or the transactions contemplated thereunder. Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of the reports will not constitute constructive notice of any information contained therein or determinable from information contained in them, including TransMontaigne Partners’ compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

Section 4.04           Compliance Certificate.

(a)            TransMontaigne Partners and each Guarantor shall deliver to the Trustee, within 90 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2025, an Officer’s Certificate (the signatory of which shall be the principal executive officer, the principal financial officer, or the principal accounting officer of TransMontaigne Partners acting on behalf of all such entities) stating that a review of the activities of TransMontaigne Partners and TransMontaigne Partners’ Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether TransMontaigne Partners has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge TransMontaigne Partners has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action TransMontaigne Partners are taking or propose to take with respect thereto).

(b)            So long as any of the Notes are outstanding, TransMontaigne Partners will deliver to the Trustee, promptly upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action TransMontaigne Partners are taking or propose to take with respect thereto.

Section 4.05           Taxes.

TransMontaigne Partners will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06           Stay, Extension and Usury Laws.

TransMontaigne Partners and each of the Guarantors covenant (to the extent that they may lawfully do so) that they will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and TransMontaigne Partners and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenants that they will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07           Restricted Payments.

(a)            TransMontaigne Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)            declare or pay any dividend or make any other payment or distribution on account of TransMontaigne Partners’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving TransMontaigne Partners or any of its Restricted Subsidiaries) or to the direct or indirect holders of TransMontaigne Partners’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than distributions or dividends payable in Equity Interests of TransMontaigne Partners (other than Disqualified Equity) and other than distributions or dividends by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, TransMontaigne Partners or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)            purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving TransMontaigne Partners) any Equity Interests of TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners;

(3)            make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of TransMontaigne Partners or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding intercompany Indebtedness between or among TransMontaigne Partners and any of its Restricted Subsidiaries), except a payment of interest or principal within one year of the Stated Maturity thereof; or

(4)            make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a)            (x) in the case of a Restricted Investment, no Specified Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (y) in the case of all other Restricted Payments, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)            immediately after giving effect to such transaction on a Pro Forma Basis, TransMontaigne Partners could incur $1.00 of additional Indebtedness as Ratio Debt; and

(c)            such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by TransMontaigne Partners and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1) and (17) of Section 4.07(b) but excluding all other Restricted Payments permitted by Section 4.07(b)) (collectively, the “Prior Restricted Payments Amount”), provided that if at the time that a Restricted Payment is made pursuant to clause (17) of Section 4.07(b) (each a “Net Leverage Ratio Permitted Payment”) including such Net Leverage Ratio Permitted Payment in the Prior Restricted Payments Amount would result in the amount available pursuant to this clause (c) being below $0, then only such portion, if any, of that Net Leverage Ratio Permitted Payment as would result in such amount being not less than $0 shall be included in the Prior Restricted Payments Amount and any remaining portion of such Net Leverage Ratio Permitted Payment shall be disregarded for purposes of determining the Prior Restricted Payments Amount in making any determination under this clause (c) on and after the date of such Net Leverage Ratio Permitted Payment, is less than the sum of, without duplication,

(1)            an amount (which may not be less than zero) equal to 50% of the Consolidated Net Income of TransMontaigne Partners for the period (taken as one accounting period) beginning on the first day of the quarter during which the Issue Date occurs to the end of TransMontaigne Partners’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case that such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(2)            100% of the aggregate net proceeds, including cash and the Fair Market Value of assets (other than cash), received by TransMontaigne Partners after the Issue Date from the issue or sale of Equity Interests of TransMontaigne Partners (other than Disqualified Equity), including such Equity Interests issued upon exercise of warrants or options, plus

(3)            100% of the aggregate amount of cash and the Fair Market Value of assets (other than cash) received as contributions to the capital of TransMontaigne Partners after the Issue Date, plus

(4)            the principal amount of any Indebtedness, or the liquidation preference or Maximum Fixed Repurchase Price, as the case may be, of any Disqualified Equity, in each case, of TransMontaigne Partners or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Equity issued to a Restricted Subsidiary or an employee stock ownership plan or trust established by TransMontaigne Partners or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by TransMontaigne Partners or any Restricted Subsidiary)) that, in each case, has been converted into or exchanged for Equity Interests in TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners, plus

(5)            to the extent not included in Consolidated Net Income, 100% of the aggregate amount received by TransMontaigne Partners or any Restricted Subsidiary in cash and the Fair Market Value of assets (other than cash) received after the Issue Date by TransMontaigne Partners or any Restricted Subsidiary from:

(A)          the sale or other disposition (other than to TransMontaigne Partners or a Restricted Subsidiary of TransMontaigne Partners) of Restricted Investments made after the Issue Date by TransMontaigne Partners and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from TransMontaigne Partners and its Restricted Subsidiaries by any Person (other than TransMontaigne Partners or any of its Restricted Subsidiaries) and from repayments of loans or advances that constituted Restricted Investments,

(B)          the sale (other than to TransMontaigne Partners or a Restricted Subsidiary or an employee stock ownership plan or trust established by TransMontaigne Partners or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by TransMontaigne Partners or any Restricted Subsidiary)) of the Equity Interests of an Unrestricted Subsidiary, and

(C)          any distribution or dividend from an Unrestricted Subsidiary or any returns, profits, distributions and similar amounts received on account of any Permitted Investment subject to a dollar-denominated or ratio-based basket (to the extent in excess of the original amount of such Investment), plus

(6)            in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, TransMontaigne Partners or a Restricted Subsidiary, in each case after the Issue Date, the Fair Market Value of the Investment of TransMontaigne Partners in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), other than in each case to the extent that the designation of such Subsidiary constituted a Permitted Investment, plus

(7)            $100.0 million.

(b)           The provisions of Section 4.07(a) hereof will not prohibit:

(1)            the payment of any dividend or distribution or the consummation of an irrevocable redemption of subordinated Indebtedness within 60 days after the date of the declaration of such dividend or distribution, or the delivery of the irrevocable notice of redemption, as the case may be, if at the date of declaration or the date on which such irrevocable notice is delivered, such dividend, distribution or redemption would have complied with the provisions of this Indenture (assuming, in the case of a redemption payment, the giving of the notice of such redemption payment would have been deemed to be a Restricted Payment at such time and such deemed Restricted Payment would have been permitted at such time);

(2)            the making of any Restricted Payment in exchange for, or out of the net cash proceeds of, a substantially concurrent (a) common equity capital contribution to TransMontaigne Partners from any Person (other than a Restricted Subsidiary of TransMontaigne Partners) or (b) sale (other than to a Restricted Subsidiary of TransMontaigne Partners) of Equity Interests (other than Disqualified Equity) of TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners, with a contribution or sale being deemed substantially concurrent if such Restricted Payment occurs not more than 120 days after such sale;

(3)            the purchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness of TransMontaigne Partners or any Guarantor with the net cash proceeds from a substantially concurrent incurrence of, or in substantially concurrent exchange for, Permitted Refinancing Indebtedness;

(4)            the payment of any distribution or dividend by a Restricted Subsidiary of TransMontaigne Partners to the holders of its Equity Interests (other than Disqualified Equity) on a pro rata basis or on a basis more favorable to TransMontaigne Partners or a Restricted Subsidiary;

(5)            so long as no Specified Event of Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of TransMontaigne Partners or any Restricted Subsidiary of TransMontaigne Partners held by any current or former officer, director, consultant or employee of TransMontaigne Partners, any direct or indirect parent of TransMontaigne Partners, any wholly owned subsidiary of a direct or indirect parent of TransMontaigne Partners or any of TransMontaigne Partners’ Restricted Subsidiaries pursuant to any equity subscription agreement or plan, stock or unit option agreement, shareholders’ agreement, employment agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period (with unused amounts in any twelve-month period being carried over to succeeding twelve-month periods); provided further, that such amount in any calendar year may be increased by an amount not to exceed (a) the cash proceeds received by TransMontaigne Partners from the sale of Equity Interests of TransMontaigne Partners (other than Disqualified Stock) or any direct or indirect parent of TransMontaigne Partners (to the extent the proceeds thereof are contributed to TransMontaigne Partners or any Restricted Subsidiary) to members of management, employees or directors of TransMontaigne Partners, and direct or indirect parent of TransMontaigne Partners or any Restricted Subsidiary of TransMontaigne Partners that occurs after the Issue Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.07(a)(c)(2) hereof), plus (b) the cash proceeds of key man life insurance policies received by TransMontaigne Partners after the Issue Date, plus (c) the amount of any cash bonuses otherwise payable to employees, officers, directors, managers, consultants or independent contractors of TransMontaigne Partners or its Restricted Subsidiaries or any direct or indirect parent of TransMontaigne Partners that are foregone in return for the receipt of Equity Interests of TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners, less (d) the amount of any Restricted Payments made pursuant to clauses (a) and (b) of this clause (5);

(6)            payments of dividends on Disqualified Equity issued pursuant to Section 4.09 hereof;

(7)            (i) repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price of such options, warrants or other convertible securities, (ii) payments made or expected to be made by TransMontaigne Partners or any Restricted Subsidiary in respect of withholding or similar taxes payable or expected to be payable by any future, present or former director, officer, employee, manager, consultant or independent contractor of TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners or any Subsidiary of TransMontaigne Partners or such direct or indirect parent (or their respective Affiliates, estates or immediate family members) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests of TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners, (iii) loans or advances to officers, directors, employees, managers, consultants and independent contractors of TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners or any Subsidiary of TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners in connection with such Person’s purchase of Equity Interests (other than Disqualified Equity) of TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners; provided that no cash is actually advanced pursuant to this subclause (iii) other than to pay taxes due in connection with such purchase, unless immediately repaid and (iv) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of assets that complies with the provisions of this Indenture;

(8)            cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of TransMontaigne Partners, or arising from stock dividends, splits or business combinations;

(9)            in connection with an acquisition by TransMontaigne Partners or any of its Restricted Subsidiaries, the return to TransMontaigne Partners or any of its Restricted Subsidiaries of Equity Interests of TransMontaigne Partners or any of its Restricted Subsidiaries constituting a portion of the purchase consideration in settlement of indemnification claims or pursuant to purchase price adjustments under the acquisition agreement;

(10)            the purchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness pursuant to Sections 4.10 or 4.14; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been purchased, redeemed, defeased or otherwise acquired or retired for value;

(11)            the prepayment, redemption, purchase, defeasance or other satisfaction of any Indebtedness (1) existing at the time a Person becomes a Subsidiary or (2) assumed in connection with the acquisition of assets, in each case so long as such Indebtedness was not incurred in contemplation of, such Person becoming a Subsidiary or such acquisition;

(12)            the declaration and payment of dividends on TransMontaigne Partners’ Equity Interests (or the payment of dividends to any direct or indirect parent of TransMontaigne Partners to fund the payment by any direct or indirect parent of TransMontaigne Partners of dividends on such entity’s Equity Interests) of the sum of (x) up to 7% per annum of the cash proceeds, net of any underwriting spread, received by TransMontaigne Partners from any public offering of Equity Interests or contributed to TransMontaigne Partners by any direct or indirect parent of TransMontaigne Partners from any public offering of common Equity Interests, other than public offerings with respect to TransMontaigne Partners’ common Equity Interests registered on Form S-4 or S-8 or successor form thereto and other than any public sale to the extent not included in the amount described in Section 4.07(a)(c)(2) plus (y) an aggregate amount per annum not to exceed 7% of Market Capitalization;

(13)            Permitted Tax Distributions;

(14)            the declaration and payment of dividends, other distributions or other amounts to, or the making of loans to any direct or indirect parent of TransMontaigne Partners or wholly owned subsidiary of any direct or indirect parent of TransMontaigne Partners (or any employees thereof), in the amount required for such entity to, if applicable:

(a)            pay amounts equal to the amounts required for any direct or indirect parent of TransMontaigne Partners (or any wholly owned subsidiary thereof) to pay fees and expenses (including Related Taxes), customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, consultants or independent contractors of any such direct or indirect parent of TransMontaigne Partners (or any wholly owned subsidiary thereof), if applicable, and general corporate operating (including, without limitation, expenses related to auditing and other accounting matters) and overhead costs and expenses of TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners (or any wholly owned subsidiary thereof), if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of TransMontaigne Partners and its Subsidiaries;

(b)            pay, if applicable, amounts equal to amounts required for any direct or indirect parent of TransMontaigne Partners to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to TransMontaigne Partners (other than to the extent included in the amount described in Section 4.07(a)(c)(2)) and that has been guaranteed by, and is otherwise considered Indebtedness of, TransMontaigne Partners or any Restricted Subsidiary incurred in accordance with Section 4.09 (except to the extent any such payments have otherwise been made by any such Guarantor);

(c)            pay fees and expenses incurred by any direct or indirect parent of TransMontaigne Partners related to (i) the maintenance of such parent entity of its corporate or other entity existence and performance of its obligations under this Indenture and similar obligations under any Credit Facility, (ii) any unsuccessful equity or debt offering of such parent entity (or any debt or equity offering from which such parent does not receive any proceeds) and (iii) any equity or debt issuance, incurrence or offering, any disposition or acquisition or any investment transaction by TransMontaigne Partners or any of its Restricted Subsidiaries (or any acquisition of or investment in any business, assets or property that will be contributed to TransMontaigne Partners or any of its Restricted Subsidiaries as part of the same or a related transaction) permitted by this Indenture;

(d)            make payments (i) to the Sponsor pursuant to or contemplated by any Management Agreement, in an amount not to exceed $2.0 million in any calendar year or (ii) to or on behalf of the Sponsor for any other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments in the case of clause (ii) are (x) made pursuant to agreements with the Sponsor or (y) approved in respect of such activities by a majority of the Board of Directors of TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners in good faith;

(e)            pay franchise and excise taxes and other fees, taxes (including Related Taxes) and expenses in connection with any ownership of TransMontaigne Partners or any of its Subsidiaries or required to maintain their organizational existences;

(f)            make payments for the benefit of TransMontaigne Partners or any of its Restricted Subsidiaries to the extent such payments could have been made by TransMontaigne Partners or any of its Restricted Subsidiaries because such payments (x) (i) would not otherwise be Restricted Payments or (ii) would be Restricted Payments that would be permitted to be made by TransMontaigne Partners or any of its Restricted Subsidiaries pursuant to this Section 4.07; provided that any payment made pursuant to this clause (f)(x)(ii) shall, if applicable, reduce capacity under the Restricted Payment exception or basket that would have been utilized if such payment were made directly by TransMontaigne Partners or such Restricted Subsidiary and (y) would be permitted by Section 4.11 and

(g)            make Restricted Payments to any direct or indirect parent of TransMontaigne Partners to finance, or to any direct or indirect parent of TransMontaigne Partners for the purpose of paying to any other direct or indirect parent of TransMontaigne Partners to finance, any Investment that, if consummated by TransMontaigne Partners or any Restricted Subsidiary, would be a Permitted Investment; provided that (a) such Restricted Payment is made substantially concurrently with the closing of such Investment and (b) promptly following the closing thereof, such direct or indirect parent of TransMontaigne Partners causes (i) all property acquired (whether assets or Equity Interests) to be contributed to TransMontaigne Partners or any Restricted Subsidiary or (ii) the merger, consolidation or amalgamation (to the extent permitted by Section 5.01) of the Person formed or acquired into TransMontaigne Partners or any Restricted Subsidiary in order to consummate such acquisition or Investment, in each case, in accordance with the requirements of Section 4.15;

(15)           the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to TransMontaigne Partners or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(16)           amounts that would be permitted to be paid directly by TransMontaigne Partners or its Restricted Subsidiaries under Section 4.11 (other than Section 4.11(b)(5));

(17)           so long as no Specified Event of Default has occurred and is continuing or would be caused thereby, any Restricted Payments, so long as, after giving effect thereto, TransMontaigne Partners’ ratio of Consolidated Total Net Debt to Consolidated Cash Flow for the applicable Reference Period, determined on a Pro Forma Basis, shall be no greater than 5.5 to 1.0;

(18)           Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (19) not to exceed the greater of (x) $50.0 million and (y) 4.0% of Consolidated Net Tangible Assets;

(19)           any payment that is intended to prevent any Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code; and

(20)           the making of payments to the Sponsor, any direct or indirect parent of TransMontaigne Partners or any third party, for purposes of payment on or with respect to, or repayment, purchase, redemption, or other retirement for value of the Holdco Loan to the extent outstanding on the Issue Date.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date the Restricted Payment is made, or at TransMontaigne Partners’ election, the date a commitment is made to make such Restricted Payment, of the assets or securities proposed to be transferred or issued by TransMontaigne Partners or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 4.07 will be determined in the manner prescribed in the definition of that term. For the purposes of determining compliance with this Section 4.07, in the event that an Investment or Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (20) and/or one of the exceptions contained in the definition of “Permitted Investments”, TransMontaigne Partners will be permitted to classify (or later reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this Section 4.07.

For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by TransMontaigne Partners and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time pursuant to this Section 4.07 or if an Investment would be permitted at such time, pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries are not subject to any of the restrictive covenants set forth in this Indenture.

Section 4.08           Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a)            TransMontaigne Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)            pay dividends or make any other distributions on its Equity Interests to TransMontaigne Partners or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to TransMontaigne Partners or any of its Restricted Subsidiaries; provided that priority of any preferred equity or similar Equity Interest in receiving dividends or liquidating distributions prior to the payment of dividends or liquidating distributions on common equity shall not be deemed to be a restriction on the ability to make distributions on Capital Stock so long as the terms of such preferred equity do not expressly restrict the ability of such Restricted Subsidiary to pay dividends or make distributions on its Equity Interests;

(2)            make loans or advances to TransMontaigne Partners or any of its Restricted Subsidiaries; or

(3)            sell, lease or transfer any of its properties or assets to TransMontaigne Partners or any of its Restricted Subsidiaries.

(b)            The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1)            agreements as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not, in the good faith judgment of an Officer of TransMontaigne Partners, or any direct or indirect parent of TransMontaigne Partners, materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the Issue Date;

(2)            this Indenture, the Notes and the Note Guarantees;

(3)            agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under Section 4.09 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are in the good faith judgment of an Officer of TransMontaigne Partners, or any direct or indirect parent of TransMontaigne Partners, either (a) not materially more restrictive, taken as a whole, than those contained in this Indenture, the Notes and the Note Guarantees or (b) not reasonably likely to have a material adverse effect on the ability of TransMontaigne Partners to make required payments on the Notes;

(4)            applicable law, rule, regulation or order;

(5)            any instrument governing Indebtedness or Equity Interest of a Person acquired by TransMontaigne Partners or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interest was incurred in connection with or in contemplation of such acquisition (other than to the extent incurred to refinance Indebtedness or Equity Interests not incurred in connection with or contemplation of such acquisition)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(6)            customary non-assignment provisions in transportation agreements or purchase and sale or exchange agreements, pipeline and terminals agreements, or similar operational agreements or in licenses or leases, in each case entered into in the ordinary course of business;

(7)            purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 4.08(a) hereof;

(8)            any agreement (a) for the sale or other disposition of a Restricted Subsidiary that contains any such restrictions on that Restricted Subsidiary pending its sale or other disposition or (b) for the sale or other disposition of a particular asset or line of business of a Restricted Subsidiary that imposes restrictions on assets subject to any agreement of the nature described in clause (3) of Section 4.08(a) hereof;

(9)            Permitted Refinancing Indebtedness; provided that, in the good faith determination of an Officer of TransMontaigne Partners or an Officer of any direct or indirect parent of TransMontaigne Partners, the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)            Liens permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)            provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, which limitation is applicable only to those assets or property that are the subject of such agreements;

(12)            any agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

(13)            restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(14)            encumbrances or restrictions contained in, or in respect of, Hedging Obligations permitted under this Indenture from time to time.

Section 4.09           Incurrence of Indebtedness and Issuance of Disqualified Equity.

(a)            TransMontaigne Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and TransMontaigne Partners will not issue any Disqualified Equity and will not permit any of its Restricted Subsidiaries to issue any Disqualified Equity; provided, however, that TransMontaigne Partners and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and TransMontaigne Partners and the Restricted Subsidiaries may issue Disqualified Equity, if the Fixed Charge Coverage Ratio for TransMontaigne Partners’ Reference Period immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Equity is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Equity had been issued, as the case may be, at the beginning of such Reference Period (such Indebtedness incurred pursuant to this Section 4.09(a), “Ratio Debt”).

(b)            The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)            the incurrence by TransMontaigne Partners and any Restricted Subsidiary of additional Indebtedness and letters of credit and the Guarantees thereof under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the face amount thereof) not to exceed the greatest of (a) $1,375.0 million, (b) the sum of $1,000.0 million and 30.0% of Consolidated Net Tangible Assets (determined as of the date of incurrence and after giving effect to the use of proceeds therefrom), or (c) an amount such that after giving effect to incurrence thereof, the Consolidated Secured Net Leverage Ratio, determined on a Pro Forma Basis, would not exceed 5:0 to 1.0; provided that any Indebtedness incurred under this Section 4.09(b)(1) may be extended, replaced, refunded, refinanced, renewed or defeased (including through successive extensions, replacements, refundings, refinancings, renewals and defeasances) with new Indebtedness so long as the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the sum of (x) the principal amount (or accreted value, if applicable) of the Indebtedness being so extended, replaced, refunded, refinanced, renewed or defeased (and with respect to Indebtedness under Designated Revolving Commitments (as defined below), including an amount equal to any unutilized Designated Revolving Commitments being refinanced to the extent permanently terminated at the time of incurrence of such Indebtedness), plus (y) any accrued and unpaid interest on the Indebtedness being refinanced, plus (z) the amount of any Refinancing Expenses;

(2)            the incurrence by TransMontaigne Partners and its Restricted Subsidiaries of the Existing Indebtedness;

(3)            the incurrence by TransMontaigne Partners and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the Issue Date;

(4)            the incurrence by TransMontaigne Partners or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of TransMontaigne Partners or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), at any time outstanding not to exceed the greater of (a) $60.0 million and (b) 5.0% of Consolidated Net Tangible Assets (determined as of the date of incurrence and after giving effect to the use of proceeds therefrom);

(5)            the incurrence by TransMontaigne Partners or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clauses (2), (3), (10) or (13) of this Section 4.09(b) or this clause (5);

(6)            the incurrence by TransMontaigne Partners or any of its Restricted Subsidiaries of intercompany Indebtedness between or among TransMontaigne Partners and any of its Restricted Subsidiaries; provided, however, that:

(A)            if TransMontaigne Partners or any Guarantor is the obligor on such Indebtedness and the payee is not TransMontaigne Partners or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of TransMontaigne Partners, or the Note Guarantee, in the case of a Guarantor; and

(B)            (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than TransMontaigne Partners or a Restricted Subsidiary of TransMontaigne Partners and (2) any sale or other transfer of any such Indebtedness to a Person that is not either TransMontaigne Partners or a Restricted Subsidiary of TransMontaigne Partners,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by TransMontaigne Partners or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)            the incurrence by TransMontaigne Partners or any of its Restricted Subsidiaries of Hedging Obligations;

(8)            the Guarantee by TransMontaigne Partners or any of its Restricted Subsidiaries of (a) Indebtedness of TransMontaigne Partners or a Restricted Subsidiary of TransMontaigne Partners that was permitted to be incurred by another provision of this Section 4.09 or (b) Indebtedness incurred by Joint Ventures, provided that such Guarantee constitutes a Permitted Investment; and provided further, in each case, that if the Indebtedness being Guaranteed is subordinated to or pari passu with the Notes or the Note Guarantees, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness Guaranteed;

(9)            the incurrence by TransMontaigne Partners or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, insurance contracts, reclamation, statutory obligations, bankers’ acceptances, and performance, payment, appeal and surety bonds in the ordinary course of business, including Guarantees and obligations respecting standby letters of credit supporting such obligations, to the extent not drawn (in each case other than an obligation for money borrowed) and replacements of any of the foregoing;

(10)            the incurrence by TransMontaigne Partners or any of its Restricted Subsidiaries of Permitted Acquisition Indebtedness;

(11)            the issuance by TransMontaigne Partners or any of its Restricted Subsidiaries of Disqualified Equity to TransMontaigne Partners or any of its Restricted Subsidiaries, as the case may be; provided, however, that:

(A)            any subsequent issuance or transfer of Equity Interests of a Restricted Subsidiary that results in any such Disqualified Equity being held, directly or indirectly, by a Person other than TransMontaigne Partners or a Restricted Subsidiary of TransMontaigne Partners; and

(B)            any sale or other transfer of any such Disqualified Equity to a Person that is not either TransMontaigne Partners or a Restricted Subsidiary of TransMontaigne Partners;

will be deemed, in each case, to constitute an issuance of such Disqualified Equity by TransMontaigne Partners or such Restricted Subsidiary that was not permitted by this clause (11):

(12)            the incurrence by TransMontaigne Partners of Indebtedness in the ordinary course of business under documentary letters of credit which are to be repaid in full not more than one year after the date on which such Indebtedness was originally incurred to finance the purchase of goods by TransMontaigne Partners or any of its Restricted Subsidiaries; and

(13)            the incurrence by TransMontaigne Partners or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, together with any Permitted Refinancing Indebtedness incurred in respect thereof, not to exceed the greater of (a) $120.0 million and (b) 10.0% of Consolidated Net Tangible Assets (determined as of the date of incurrence and after giving effect to the use of proceeds therefrom).

No Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of TransMontaigne Partners or any such Guarantor solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to Section 4.09(a) hereof, TransMontaigne Partners will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09; provided that Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and may not be reclassified.

With respect to any revolving Indebtedness, delayed draw facility or other committed debt financing to be incurred pursuant to this Section 4.09, TransMontaigne Partners may elect, at any time (which election may subsequently be changed at TransMontaigne Partners’ option), to either (x) give Pro Forma Effect to the incurrence of the entire committed amount of such Indebtedness, in which case such committed amount may thereafter be borrowed or reborrowed, in whole or in part, from time to time, without further compliance with any provision of this Indenture (any such commitments “Designated Revolving Commitments”), or (y) give Pro Forma Effect to the incurrence of the actual amount drawn under such revolving Indebtedness, delayed draw facility or other committed debt financing, in which case, the ability to incur the amounts committed to under such Indebtedness will be subject to compliance with this Indenture at the time of each such incurrence. TransMontaigne Partners hereby elects that on the Issue Date, the entire committed amount of the revolving portion of the Credit Agreement shall be deemed to have been incurred under clause (1) of the definition of “Permitted Debt”.

Notwithstanding anything herein to the contrary unless TransMontaigne Partners elects otherwise, if, on any date, TransMontaigne Partners or its Restricted Subsidiaries in connection with any transaction or series of related transactions (A) incurs Indebtedness or issues Disqualified Equity as permitted by a ratio-based basket and (B) incurs Indebtedness or issues Disqualified Equity under a non-ratio-based basket, then the applicable ratio will be calculated on such date with respect to any incurrence under the applicable ratio-based basket without giving effect for the incurrence under such non-ratio-based basket made in connection with such transaction or series of related transactions.

The accrual of interest, the accretion or amortization of original issue discount, the accretion of accreted value, the payment of interest or dividends on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, the accretion of liquidation preference and the payment of dividends on Disqualified Equity in the form of additional shares or units of the same class of Disqualified Equity will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity for purposes of this Section 4.09; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of TransMontaigne Partners as accrued to the extent required by the definition of such term. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that TransMontaigne Partners or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)            the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)            the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)            in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)            the Fair Market Value of such assets at the date of determination; and

(B)            the amount of the Indebtedness of the other Person.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of Refinancing Expenses. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.10           Asset Sales.

TransMontaigne Partners will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)            TransMontaigne Partners (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of (such Fair Market Value to be determined on the date of contractual agreement to such Asset Sale by the parties thereto) and which shall give effect to the assumption by another Person of any liabilities as provided for in clause (2)(A) below; and

(2)            at least 75% of the consideration received in the Asset Sale by TransMontaigne Partners or such Restricted Subsidiary, together with the consideration received in all other Asset Sales by TransMontaigne Partners or any Restricted Subsidiary since the Issue Date (on a cumulative basis), is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(A)            any liabilities, as shown on TransMontaigne Partners’ most recent consolidated balance sheet, of TransMontaigne Partners or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantees) that are assumed by the transferee of any such assets pursuant to a novation agreement that releases TransMontaigne Partners or such Restricted Subsidiary from further liability;

(B)            any securities, notes or other obligations received by TransMontaigne Partners or any such Restricted Subsidiary from such transferee that are within 180 days after the Asset Sale (subject to ordinary settlement periods), converted by TransMontaigne Partners or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(C)            any Designated Non-cash Consideration received by TransMontaigne Partners or any of its Restricted Subsidiaries in such Asset Sale; provided that the aggregate Fair Market Value of such Designated Non-cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-cash Consideration received pursuant to this clause (C) is less than the greater of (x) $110.0 million and (y) 10.0% of Consolidated Net Tangible Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(D)            any Investment, stock or assets of the kind referred to in clauses (2) or (4) of the next succeeding paragraph; and

(E)            accounts receivable of a business retained by TransMontaigne Partners or any of its Restricted Subsidiaries, as the case may be, following the sale of such business, provided such accounts receivable (i) are not past due more than 60 days and (ii) do not have a payment date greater than 90 days from the date of the invoices creating such accounts receivable.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, TransMontaigne Partners (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)            to repay, redeem or repurchase (through open market purchases or otherwise), Senior Indebtedness of TransMontaigne Partners and/or its Restricted Subsidiaries (or to make an offer to repurchase or redeem such Indebtedness, provided that such repurchase or redemption closes within 45 days after the end of such 365-day period);

(2)            to make (a) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock that results in TransMontaigne Partners or any Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary or is Capital Stock of a Restricted Subsidiary owned by a Person other than TransMontaigne Partners or a Subsidiary, (b) acquisitions by TransMontaigne Partners assets that replace, in whole or in part, the properties or assets that are the subject of such Asset Sale or (c) acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, to the extent not constituting an Investment, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of TransMontaigne Partners;

(3)            to make a capital expenditure in respect of a Permitted Business;

(4)            to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(5)            any combination of the foregoing.

Notwithstanding the foregoing, if within 365 days after the receipt of any Net Proceeds from an Asset Sale, TransMontaigne Partners (or the applicable Restricted Subsidiary, as the case may be) enters into a binding written agreement irrevocably committing TransMontaigne Partners or such Restricted Subsidiary to an application of funds of the kind described in clause (2), (3) or (4) of the preceding paragraph, and as to which the only condition to closing is the receipt of required governmental approvals or the completion of required construction of the applicable asset(s), then TransMontaigne Partners or such Restricted Subsidiary shall be deemed not to be in violation of the preceding paragraph; provided that such Net Proceeds are so applied pursuant to any such binding agreement within two years after the date of receipt of such Net Proceeds.

Pending the final application of any Net Proceeds, TransMontaigne Partners or any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this Section 4.10 will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $40.0 million, within 30 days thereof, TransMontaigne Partners will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, TransMontaigne Partners may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the representative of such other pari passu Indebtedness will select such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

TransMontaigne Partners will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 hereof or this Section 4.10, TransMontaigne Partners will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.10 by virtue of such compliance.

Section 4.11           Transactions with Affiliates.

(a)            TransMontaigne Partners will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of TransMontaigne Partners (each, an “Affiliate Transaction”), if such Affiliate Transaction involves aggregate consideration in excess of $20.0 million, unless:

(1)            the Affiliate Transaction is on terms that are no less favorable to TransMontaigne Partners or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by TransMontaigne Partners or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Board of Directors of TransMontaigne Partners, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is fair and reasonable to TransMontaigne Partners or the relevant Restricted Subsidiary from a financial or commercial point of view; and

(2)            TransMontaigne Partners delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a resolution of the Board of Directors of TransMontaigne Partners set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.11.

(b)            The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1)            reasonable fees and compensation paid to or for the benefit of any employee, officer or director of TransMontaigne Partners, any of its Restricted Subsidiaries or any direct or indirect parent of TransMontaigne Partners, and any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by TransMontaigne Partners or any of its Restricted Subsidiaries existing on the Issue Date, or entered into thereafter in the ordinary course of business, and any indemnities or other transactions permitted or required by bylaw, statutory provisions or any of the foregoing agreements, plans or arrangements;

(2)            transactions between or among TransMontaigne Partners and/or its Restricted Subsidiaries;

(3)            transactions with a Person (other than an Unrestricted Subsidiary of TransMontaigne Partners) that is an Affiliate of TransMontaigne Partners solely because TransMontaigne Partners owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)            any issuance of Equity Interests (other than Disqualified Equity) of TransMontaigne Partners to Affiliates of TransMontaigne Partners;

(5)            Restricted Payments or Permitted Investments that do not violate Section 4.07 hereof;

(6)            customary compensation, indemnification and other benefits made available to officers, directors or employees of TransMontaigne Partners, a Restricted Subsidiary of TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(7)            in the case of processing, gathering, transportation, marketing, hedging, production handling, operating, construction, terminalling, storage, lease, platform use, or other operational contracts, any such contracts are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by TransMontaigne Partners or any Restricted Subsidiary and third parties, or if neither TransMontaigne Partners nor any Restricted Subsidiary has entered into a similar contract with a third party, that the terms are no less favorable than those available from third parties on an arm’s-length basis, as determined in good faith by an officer of TransMontaigne Partners (or any direct or indirect parent of TransMontaigne Partners) or the Board of Directors of TransMontaigne Partners (or any direct or indirect parent of TransMontaigne Partners);

(8)            loans or advances to employees in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding;

(9)            the existence of, or the performance by TransMontaigne Partners or any Restricted Subsidiary of its obligations under the terms of, any agreements that are described in TransMontaigne Partners’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023 under the heading “Certain Relationships and Related Transactions, and Director Independence” to which it is a party as of the date of the Offering Memorandum and any amendments thereto, and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by TransMontaigne Partners or any Restricted Subsidiary of its obligations under, any future amendment to such agreements or under any such similar agreements shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not less favorable to the Holders in any material respect as determined in good faith by an officer of TransMontaigne Partners (or any direct or indirect parent of TransMontaigne Partners) or the Board of Directors of TransMontaigne Partners (or any direct or indirect parent of TransMontaigne Partners);

(10)            Guarantees of performance by TransMontaigne Partners or any of its Restricted Subsidiaries in the ordinary course of business, except for Guarantees of Indebtedness in respect of borrowed money;

(11)            (A) Guarantees by TransMontaigne Partners or any of its Restricted Subsidiaries of the performance of obligations of Unrestricted Subsidiaries or Joint Ventures in the ordinary course of business, except for Guarantees of Indebtedness in respect of borrowed money, and (B) pledges by TransMontaigne Partners or any Restricted Subsidiary of Capital Stock in Unrestricted Subsidiaries or Joint Ventures for the benefit of lenders or other creditors of Unrestricted Subsidiaries or Joint Ventures as contemplated by clause (13) of the definition of “Permitted Liens” so long as any such transaction described in this clause (B), if involving aggregate consideration in excess of $50.0 million, has been approved by an officer of TransMontaigne Partners (or any direct or indirect parent of TransMontaigne Partners) or the Board of Directors of TransMontaigne Partners (or any direct or indirect parent of TransMontaigne Partners);

(12)            if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Equity Interests of TransMontaigne Partners or any of its Restricted Subsidiaries, a transaction in which such Person is treated no more favorably than the other holders of such Indebtedness or Equity Interests;

(13)            any transaction in which TransMontaigne Partners or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to TransMontaigne Partners or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of Section 4.11(a); and

(14)            any transactions between TransMontaigne Partners or any Restricted Subsidiary and any Person, a director of which is also a director of TransMontaigne Partners or a Restricted Subsidiary and such common director is the sole cause for such other Person to be deemed an Affiliate of TransMontaigne Partners or a Restricted Subsidiary; provided that such director abstains from voting as a director of TransMontaigne Partners or the Restricted Subsidiary, as applicable, in connection with the approval of the transaction, if required.

Section 4.12            Liens.

TransMontaigne Partners will not and will not permit any Restricted Subsidiary to, create, incur, assume or otherwise cause or permit to become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness (including any Attributable Debt), upon any of their property or assets, now owned or hereafter acquired, unless:

(1)            in the case of Liens securing subordinated Indebtedness of TransMontaigne Partners or a Restricted Subsidiary, the Notes or Note Guarantees, as applicable, are contemporaneously secured by a Lien on such property or assets on a senior basis to the subordinated Indebtedness so secured with the same priority that the Notes or Note Guarantees, as applicable, have to such subordinated Indebtedness until such time as such subordinated Indebtedness is no longer so secured by a Lien; and

(2)            in the case of Liens securing Senior Indebtedness of TransMontaigne Partners or a Restricted Subsidiary, the Notes or Note Guarantees, as applicable, are contemporaneously secured by a Lien on such property or assets on an equal and ratable basis with the Senior Indebtedness so secured until such time as such Senior Indebtedness is no longer so secured by a Lien.

Any Lien on property or assets of TransMontaigne Partners or any Guarantor created for the benefit of Holders of the Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged at such time as there are no other Liens of any kind (other than Permitted Liens) on such property or assets securing such Indebtedness.

Section 4.13            Corporate Existence.

Subject to Article 5 hereof, TransMontaigne Partners shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1)            its existence, and the existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of TransMontaigne Partners or any such Subsidiary; and

(2)            the rights (charter and statutory), licenses and franchises of TransMontaigne Partners and its Subsidiaries; provided, however, that TransMontaigne Partners shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if TransMontaigne Partners shall determine that the preservation thereof is no longer desirable in the conduct of the business of TransMontaigne Partners and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.14            Offer to Repurchase Upon Change of Control.

(a)            Upon the occurrence of a Change of Control, TransMontaigne Partners will make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of purchase. Within 30 days following any Change of Control, TransMontaigne Partners will send a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1)            that the Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes tendered will be accepted for payment;

(2)            the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”);

(3)            that any Note not tendered will continue to accrue interest;

(4)            that, unless TransMontaigne Partners Defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5)            that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)            that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7)            that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

TransMontaigne Partners will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, TransMontaigne Partners will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.14 by virtue of such compliance.

(b)            On the Change of Control Payment Date, TransMontaigne Partners will, to the extent lawful:

(1)            accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)            deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)            deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by TransMontaigne Partners.

On the Change of Control Payment Date, the Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, it will make such payment through the facilities of the Depositary), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. TransMontaigne Partners will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require TransMontaigne Partners to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.

(c)            Notwithstanding anything to the contrary in this Section 4.14, TransMontaigne Partners will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Article 3 hereof, unless and until there is a default in payment of the applicable redemption price.

Section 4.15            Additional Guarantees.

If, after the Issue Date, any Subsidiary of TransMontaigne Partners that is not already a Guarantor Guarantees any Indebtedness of either of TransMontaigne Partners or a Guarantor under a Credit Facility in an aggregate principal amount in excess of $25.0 million, then that Subsidiary will become a Guarantor by executing and delivering a supplemental indenture in substantially the form of Exhibit E to this Indenture to the Trustee within 30 Business Days of the date on which it Guaranteed such Indebtedness; provided that the preceding shall not apply to Subsidiaries of TransMontaigne Partners that have been properly designated as Unrestricted Subsidiaries in accordance with this Indenture for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Note Guarantee of a Restricted Subsidiary that was incurred pursuant to this Section 4.15 will be released in accordance with Section 10.05 hereof.

Section 4.16            Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of TransMontaigne Partners may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by TransMontaigne Partners and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will either reduce the amount available for Restricted Payments under Section 4.07 hereof or qualify as a Permitted Investment under one or more clauses of the definition of “Permitted Investments”, as determined by TransMontaigne Partners; provided that any designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of TransMontaigne Partners as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was not prohibited by Section 4.07 hereof. The Board of Directors of TransMontaigne Partners may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of TransMontaigne Partners; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of TransMontaigne Partners of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a Pro Forma Basis as if such designation had occurred at the beginning of the Reference Period; and (2) no Default or Event of Default would be in existence following such designation.

Section 4.17            Termination of Covenants.

(a)            If at any time (i) the Notes are assigned an Investment Grade Rating from two of the Rating Agencies (or, if any such entity ceases to rate the Notes for reasons outside of the control of TransMontaigne Partners, the equivalent Investment Grade Rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by TransMontaigne Partners as a replacement agency) and (ii) no Default or Event of Default has occurred and is continuing under this Indenture (the “Termination Date”), then upon delivery to the Trustee of an Officer’s Certificate to the foregoing effect, TransMontaigne Partners and its Restricted Subsidiaries will no longer be subject to the following provisions of this Indenture:

(1)            Section 4.07;

(2)            Section 4.08;

(3)            Section 4.09;

(4)            Section 4.10;

(5)            Section 4.11;

(6)            Section 4.15;

(7)            Section 4.16; and

(8)            Clause (a)(4) of Section 5.01.

No Subsidiary may be designated as an Unrestricted Subsidiary after the Termination Date. The Trustee shall have no obligation to monitor the ratings of the Notes, independently determine or verify if a Termination Date has occurred or notify the Holders of Notes of any Termination Date.

ARTICLE 5
SUCCESSORS

Section 5.01           Merger, Consolidation or Sale of Assets.

(a)            TransMontaigne Partners may not: (1) consolidate or merge with or into another Person (whether or not TransMontaigne Partners is the surviving entity); or (2) directly or indirectly sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of TransMontaigne Partners and the Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1)            either:

(A)            TransMontaigne Partners is the surviving entity; or

(B)            the Person formed by or surviving any such consolidation or merger (if other than TransMontaigne Partners) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)            the Person formed by or surviving any such consolidation or merger (if other than TransMontaigne Partners) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of TransMontaigne Partners under the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3)            immediately after such transaction, no Event of Default exists;

(4)            TransMontaigne Partners or the Person formed by or surviving any such consolidation or merger (if other than TransMontaigne Partners), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will:

(A)            on the date of such transaction after giving Pro Forma Effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable Reference Period, be permitted to incur at least $1.00 of additional Ratio Debt; or

(B)            have a Fixed Charge Coverage Ratio, on the date of such transaction and after giving Pro Forma Effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable Reference Period, not less than the Fixed Charge Coverage Ratio of TransMontaigne Partners immediately prior to such transaction; and

(5)            TransMontaigne Partners has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with this Indenture and all conditions precedent therein relating to such transaction have been satisfied.

This Section 5.01 will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among TransMontaigne Partners and its Restricted Subsidiaries, and Sections 5.01(a)(3) and (4) will not apply to any merger or consolidation of TransMontaigne Partners (A) with or into one of its Restricted Subsidiaries for any purpose or (B) with or into an Affiliate solely for the purpose of reorganizing TransMontaigne Partners in another jurisdiction under the law of the United States or any state thereof or the District of Columbia.

(b)            Notwithstanding Section 5.01(a), TransMontaigne Partners will be permitted to reorganize as any other form of entity in accordance with the procedures established in this Indenture; provided that:

(1)            the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of TransMontaigne Partners into a form of entity other than a limited partnership formed under Delaware law;

(2)            the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(3)            the entity so formed by or resulting from such reorganization assumes all the obligations of TransMontaigne Partners under the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee; and

(4)            immediately after such reorganization no Event of Default exists.

Section 5.02            Successor Person Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of TransMontaigne Partners in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which TransMontaigne Partners is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “TransMontaigne Partners” shall refer instead to the successor Person and not to TransMontaigne Partners), and may exercise every right and power of TransMontaigne Partners under this Indenture with the same effect as if such successor Person had been named as TransMontaigne Partners herein; provided, however, that TransMontaigne Partners shall not be relieved from the obligation to pay the principal of, premium on, if any, and interest, if any, on, the Notes except in the case of a sale of all of TransMontaigne Partners’ assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01            Events of Default.

Each of the following is an “Event of Default”:

(1)            default for 30 days in the payment when due of interest with respect to the Notes;

(2)            default in the payment when due (at Stated Maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3)            [reserved];

(4)            failure by TransMontaigne Partners for 180 days after notice to TransMontaigne Partners by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with Section 4.03;

(5)            failure by TransMontaigne Partners or any of its Restricted Subsidiaries for 60 days after notice to TransMontaigne Partners by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any agreements in this Indenture (other than those described in the foregoing clauses (1), (2) and (4));

(6)            default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by TransMontaigne Partners or any of its Restricted Subsidiaries that are Significant Subsidiaries (or the payment of which is Guaranteed by TransMontaigne Partners or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(A)            is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B)            results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more, provided, however, that if, prior to any acceleration of the Notes, (i) any such Payment Default is cured or waived, (ii) any such acceleration is rescinded, or (iii) such Indebtedness is repaid during the 20 Business Day period commencing upon the end of any applicable grace period for such Payment Default or the occurrence of such acceleration, as applicable, any Default or Event of Default (but not any acceleration) caused by such Payment Default or acceleration shall automatically be rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law;

(7)            failure by TransMontaigne Partners or any Restricted Subsidiary that is a Significant Subsidiary to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million (net of amounts covered by insurance policies), which judgments are not paid, waived, discharged or stayed for a period of 90 days;

(8)            TransMontaigne Partners or Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries of TransMontaigne Partners that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A)            commences a voluntary case,

(B)            consents to the entry of an order for relief against it in an involuntary case,

(C)            consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)            makes a general assignment for the benefit of its creditors, or

(E)            generally is not paying its debts as they become due;

(9)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)            is for relief against TransMontaigne Partners or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B)            appoints a custodian of TransMontaigne Partners or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of TransMontaigne Partners or any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(C)            orders the liquidation of TransMontaigne Partners or Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; and

(10)            except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee.

Section 6.02            Acceleration.

In the case of an Event of Default specified in clause (8) or (9) of Section 6.01 hereof, with respect to TransMontaigne Partners or any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately provided that no such declaration may be made with respect to any action taken, and reported publicly or to holders, more than two years prior to such declaration.

Upon any such declaration, the Notes shall become due and payable immediately.

If a Default occurs for a failure to report or deliver a required certificate in connection with another default (an “Initial Default”) then at the time such Initial Default is cured, such Default for a failure to report or deliver a required certificate in connection with the Initial Default will also be cured without any further action and any Default or Event of Default for the failure to comply with the time periods prescribed under Section 4.03 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture will be deemed to be cured upon the delivery of any such report required by such covenant or notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more holders (each, a “Directing Holder”) must be accompanied by a signed Position Representation and Verification Form (in the form attached to this Indenture) delivered to TransMontaigne Partners and the Trustee (a “Position Representation and Verification Form”).

The Position Representation and Verification Form will contain a representation that the applicable Directing Holder is not (or, in the case such holder is DTC, Euroclear or Clearstream, as applicable, or any of their respective nominees, that such holder is being instructed solely by beneficial owners that have represented to such holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default, shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. The Position Representation and Verification Form will also contain a covenant by the applicable Directing Holder to provide TransMontaigne Partners with such other information as TransMontaigne Partners may reasonably request from time to time in order to verify the accuracy of such holder’s Position Representation within five Business Days of a request therefor (a “Verification Covenant”). The Trustee shall have no duty whatsoever to obtain for, or provide such other information to, TransMontaigne Partners. In any case in which the holder is DTC, Euroclear or Clearstream, as applicable, or any of their respective nominees, any Position Representation and Verification Form required hereunder shall be provided by the beneficial owners of the Notes in lieu of DTC, Euroclear or Clearstream, as applicable, or any of their respective nominees and DTC, Euroclear or Clearstream, as applicable, shall be entitled to conclusively rely on such Position Representation and Verification Form in delivering its notice or instruction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, TransMontaigne Partners determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and TransMontaigne Partners provides to the Trustee an Officer’s Certificate stating that they have initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and is seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default or Event of Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, TransMontaigne Partners provides to the Trustee an Officer’s Certificate stating that court determination has been made that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default or Event of Default shall be automatically stayed and the cure period with respect to any such Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation (as confirmed by a court determination) shall result in such holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such holder, the percentage of notes held by the remaining holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default; provided, however, such voiding of such Noteholder Direction shall not void or invalidate any indemnity or security provided by the Directing Holders to the Trustee, which such indemnification or security obligations shall continue to survive.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding in respect of TransMontaigne Partners shall not require compliance with the foregoing paragraphs.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction, Position Representation, Verification Covenant, Officer’s Certificate or another document delivered to it in accordance with this Indenture, and shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements made in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability to TransMontaigne Partners, any holder or any other Person in acting in good faith on a Noteholder Direction or on any Officer’s Certificate with respect to a Noteholder Direction or Verification Covenant, and TransMontaigne Partners, any holder or any such other Person waives any and all claims, in law and/or in equity, against the Trustee and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for any action that the Trustee takes with respect to, a Noteholder Direction Covenant or any Officer’s Certificate with respect to a Noteholder Direction or Verification Covenant or in accordance with the foregoing paragraphs.

With their acquisition of the Notes, each Noteholder and subsequent purchaser of the Notes consents to the delivery of its Position Representation by the Trustee to TransMontaigne Partners in accordance with the terms described above.

Each Noteholder and subsequent purchaser of the Notes waives any and all claims, in law and/or in equity, against the Trustee and agrees not to commence any legal proceeding against the Trustee in respect of, or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction, and agrees that the Trustee will not be liable for any action that the Trustee takes in accordance with the preceding paragraphs.

For the avoidance of doubt, the Trustee will treat all Noteholders equally with respect to their rights. In connection with the requisite percentages required under in relation to an Event of Default section, the Trustee shall also treat all outstanding notes equally irrespective of any Position Representation in determining whether the requisite percentage has been obtained with respect to the initial delivery of the Noteholder Direction.

Section 6.03           Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04           Waiver of Past Defaults.

Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium or interest on the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05           Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with applicable law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders) or that may involve the Trustee in personal liability.

Section 6.06           Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(1)            such Holder gives to the Trustee written notice that an Event of Default is continuing;

(2)            Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)            such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)            the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)            during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07           Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and interest and on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08           Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against TransMontaigne Partners for the whole amount of principal of, premium and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09            Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to TransMontaigne Partners (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10            Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:         to the Trustee, its agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:     to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third:        to TransMontaigne Partners or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11            Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7
TRUSTEE

Section 7.01            Duties of Trustee.

(a)            If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. However, the Trustee may refuse to follow any direction that conflicts with applicable law or this Indenture, or that the Trustee determines may be unduly prejudicial to the rights of other Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders), or that may involve the Trustee in personal liability.

(b)            Except during the continuance of an Event of Default:

(1)            the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)            in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision of this Indenture are specifically required to be furnished to the Trustee, the Trustee will examine the certificates and opinions to determine whether or not they conform to the form requirements of this Indenture (but need not investigate or confirm the accuracy of mathematical calculations or other facts stated therein).

(c)            The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)            this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2)            the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a final non-appealable judgment of a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(3)            the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)            Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c), (e), (f) and (g) of this Section 7.01.

(e)            No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has furnished to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)            The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with TransMontaigne Partners. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law. The Trustee shall not be required to give any bond or surety in respect of the performance of its powers or duties hereunder.

(g)            None of the provisions of this Indenture or the Note Documents shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

Section 7.02           Rights of Trustee.

(a)            The Trustee may conclusively rely upon any document (whether original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document or inquire as to the performance by TransMontaigne Partners or the Guarantors of any of their covenants in this Indenture.

(b)            Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)            The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)            The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)            Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from TransMontaigne Partners will be sufficient if signed by an Officer of each of TransMontaigne Partners.

(f)            The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have furnished to the Trustee indemnity and security satisfactory to it against any losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g)            In no event shall the Trustee be responsible or liable for special, in-direct, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 7.03            Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with TransMontaigne Partners or any Affiliate of TransMontaigne Partners with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as such term is defined in the TIA) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 hereof.

Section 7.04            Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for TransMontaigne Partners’ use of the proceeds from the Notes or any money paid to TransMontaigne Partners or upon TransMontaigne Partners’ direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or Recital herein or any statement in the Notes, in the Offering Memorandum or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The Trustee shall not be bound to ascertain or inquire as to the performance, observance, or breach of any covenants, conditions, representations, warranties or agreements on the part of TransMontaigne Partners or the Guarantors. Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes or the Guarantees. The Trustee shall have no obligation to pursue any action that is not in accordance with applicable law. The Trustee shall have no obligation to independently determine or verify if any event has occurred or notify the Holders of any event dependent upon the rating of the Notes, or if the rating on the Notes has been changed, suspended or withdrawn by any Rating Agency.

Section 7.05          Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will send to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06           Compensation and Indemnity.

(a)            TransMontaigne Partners will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. TransMontaigne Partners will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)            TransMontaigne Partners and the Guarantors will indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against TransMontaigne Partners and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by TransMontaigne Partners, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its willful misconduct or gross negligence as finally adjudicated by a court of competent jurisdiction. The Trustee will notify TransMontaigne Partners promptly of any claim for which a Responsible Officer has received written notice for which it may seek indemnity. Failure by the Trustee to so notify TransMontaigne Partners will not relieve TransMontaigne Partners or any of the Guarantors of their obligations hereunder. TransMontaigne Partners or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and TransMontaigne Partners will pay the reasonable fees and expenses of such counsel. Neither TransMontaigne Partners nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c)            The obligations of TransMontaigne Partners and the Guarantors under this Section 7.06 will survive the satisfaction and discharge of this Indenture.

(d)            To secure TransMontaigne Partners’ and the Guarantors’ payment obligations in this Section 7.06, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e)            When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(8) or (9) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07           Replacement of Trustee.

(a)            A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

(b)            The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying TransMontaigne Partners. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and TransMontaigne Partners in writing. TransMontaigne Partners may remove the Trustee if:

(1)            the Trustee fails to comply with Section 7.09 hereof;

(2)            the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)            a custodian or public officer takes charge of the Trustee or its property; or

(4)            the Trustee becomes incapable of acting.

(c)            If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, TransMontaigne Partners will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by TransMontaigne Partners.

(d)            If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, TransMontaigne Partners, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)            If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)            A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to TransMontaigne Partners. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will send a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, TransMontaigne Partners’ obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee.

Section 7.08            Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.09            Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01            Option to Effect Legal Defeasance or Covenant Defeasance.

TransMontaigne Partners may at its option and at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes and Note Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02            Legal Defeasance and Discharge.

Upon TransMontaigne Partners’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, TransMontaigne Partners and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that TransMontaigne Partners and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of TransMontaigne Partners, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)            the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)            TransMontaigne Partners’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)            the rights, powers, trusts, duties and immunities of the Trustee hereunder and TransMontaigne Partners’ and the Guarantors’ obligations in connection therewith; and

(4)            this Article 8.

Subject to compliance with this Article 8, TransMontaigne Partners may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03           Covenant Defeasance.

Upon TransMontaigne Partners’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, TransMontaigne Partners and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15 and 4.16 hereof and clause (a)(4) of Section 5.01 hereof with respect to the outstanding Notes, and the Guarantors will be released from their obligations with respect to the Note Guarantees, on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, TransMontaigne Partners and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon TransMontaigne Partners’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(4) through 6.01(7) inclusive hereof will not constitute Events of Default.

Section 8.04           Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1)            TransMontaigne Partners must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be, and TransMontaigne Partners must specify whether the Notes are being defeased to such stated date for payment or to a particular Redemption Date;

(2)            in the case of an election under Section 8.02 hereof, TransMontaigne Partners must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee and subject to customary assumptions and exclusions confirming that:

(A)            TransMontaigne Partners has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B)            since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)            in the case of an election under Section 8.03 hereof, TransMontaigne Partners must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee and subject to customary assumptions and exclusions confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)            no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of the proceeds of which will be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which TransMontaigne Partners or any Guarantor is a party or by which TransMontaigne Partners or any Guarantor is bound;

(5)            such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which TransMontaigne Partners or any of its Subsidiaries is a party or by which TransMontaigne Partners or any Guarantor is bound;

(6)            TransMontaigne Partners must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by TransMontaigne Partners with the intent of preferring the Holders of Notes over the other creditors of TransMontaigne Partners with the intent of defeating, hindering, delaying or defrauding any creditors of TransMontaigne Partners or others; and

(7)            TransMontaigne Partners must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05           Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including TransMontaigne Partners acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such money need not be segregated from other funds except to the extent required by law.

TransMontaigne Partners will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to TransMontaigne Partners from time to time upon the request of TransMontaigne Partners any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06           Repayment to TransMontaigne Partners.

Any money deposited with the Trustee or any Paying Agent, or then held by TransMontaigne Partners, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to TransMontaigne Partners on its request or (if then held by TransMontaigne Partners) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to TransMontaigne Partners for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of TransMontaigne Partners as trustee thereof, will thereupon cease; provided, however, that, if any Definitive Note is then outstanding, the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of TransMontaigne Partners cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to TransMontaigne Partners.

Section 8.07          Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then TransMontaigne Partners’ and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if TransMontaigne Partners make any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, TransMontaigne Partners will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01           Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, TransMontaigne Partners, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes or the Note Guarantees without the consent of any Holder of Note:

(1)            to cure any ambiguity, defect or inconsistency;

(2)            to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)            to provide for the assumption of TransMontaigne Partners’ or a Guarantor’s obligations to the Holders of the Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of TransMontaigne Partners’ or such Guarantor’s assets, as applicable, in accordance with the terms of this Indenture;

(4)            to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any such Holder;

(5)            to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6)            to conform the text of this Indenture, the Notes or the Note Guarantees to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision was intended to be a complete description or summary of a provision of this Indenture, the Notes or the Note Guarantees, as evidenced by an Officer’s Certificate;

(7)            to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Issue Date;

(8)            to allow any Guarantor to execute a supplemental indenture and/or a notation of a Note Guarantee with respect to the Notes or to reflect the release of a Note Guarantee in accordance with this Indenture;

(9)            to secure the Notes and/or the Note Guarantees and to release such Liens, in each case, pursuant to the requirements of Section 4.12 herein;

(10)            to comply with the rules of any applicable securities depository; or

(11)            to provide for the reorganization of TransMontaigne Partners as any other form of entity, in accordance with Section 5.01(a).

Upon the request of TransMontaigne Partners, and upon receipt by the Trustee of the documents described in Section 9.05 hereof, the Trustee will join with TransMontaigne Partners and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02           With Consent of Holders of Notes.

Except as provided below in this Section 9.02, TransMontaigne Partners, the Guarantors and the Trustee may amend or supplement this Indenture (including, without limitation, Sections 3.09, 4.10 and 4.14 hereof) and the Notes and the Note Guarantees with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any), including, without limitation, consents obtained in connection with a tender offer or exchange offer for, the Notes, and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any), including, without limitation, consents obtained in connection with a tender offer or exchange offer for, the Notes. (Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.) However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)            reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)            reduce the principal of or change the fixed maturity of any Note or alter any of the provisions with respect to the redemption of the Notes (except as set forth under Section 4.10 and Section 4.14 and applicable provisions of Article III);

(3)            reduce the rate of or change the time for payment of interest, including default interest on any Note;

(4)            waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the Payment Default that resulted from such acceleration and except as set forth under Section 4.10 and Section 4.14 and applicable provisions of Article III);

(5)            make any Note payable in money other than that stated in the Notes;

(6)            make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of, principal of, or interest or premium, if any, on, the Notes (except as set forth under Section 4.10 and Section 4.14 and applicable provisions of Article III);

(7)            make any change in the preceding amendment and waiver provisions.

Upon the request of TransMontaigne Partners accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.05 hereof, the Trustee will join with TransMontaigne Partners and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, TransMontaigne Partners will send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of TransMontaigne Partners to send such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Section 9.03           Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the earlier of the date the amendment, supplement or waiver becomes effective or the date specified in any tender offer or solicitation document after which consent may no longer be withdrawn. An amendment, supplement or waiver becomes effective in accordance with its terms (except as provided in the second succeeding paragraph) and thereafter binds every Holder.

TransMontaigne Partners may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the second to last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies) and only those Persons, shall be entitled to consent to such amendment or waiver or revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of the clauses (1) through (7) of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the consenting Holder’s Note.

Section 9.04           Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. TransMontaigne Partners in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05           Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 12.03 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10
NOTE GUARANTEES

Section 10.01         Guarantee.

(a)            Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of TransMontaigne Partners hereunder or thereunder, that:

(1)            the principal of, premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of TransMontaigne Partners to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)            in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)            The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against TransMontaigne Partners, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of TransMontaigne Partners, any right to require a proceeding first against TransMontaigne Partners, protest, notice and all demands whatsoever and covenants that its Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)            If any Holder or the Trustee is required by any court or otherwise to return to TransMontaigne Partners, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either TransMontaigne Partners or the Guarantors, any amount paid by either to the Trustee or such Holder, each Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)            Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Section 10.01, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purposes of this Section 10.01. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02         Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirm that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03         Execution and Delivery of Notation of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit D hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture (including any supplement thereto) will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the notation of its Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which such notation of its Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that TransMontaigne Partners or any of TransMontaigne Partners’ Restricted Subsidiaries creates or acquires any Subsidiary after the date of this Indenture, if required by Section 4.15 hereof, TransMontaigne Partners will cause such Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 10, to the extent applicable.

Section 10.04         Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 10.05 hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than TransMontaigne Partners or another Guarantor, unless:

(1)            immediately after giving effect to such transaction, no Event of Default exists; and

(2)            either:

(A)            the Person acquiring the properties or assets in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is a Guarantor, or unconditionally assumes all the obligations of that Guarantor under this Indenture and its Note Guarantee on the terms set forth herein or therein, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee; or

(B)            if the Person acquiring the properties or assets in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is not (either before or after giving effect to such transaction) a Guarantor, then such transaction does not violate Section 4.10 hereof, including the application of the Net Proceeds thereof; and

(3)            the Guarantor has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with this Indenture and all conditions precedent therein relating to such transaction have been satisfied.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the notations of Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by TransMontaigne Partners and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Section 10.05         Releases.

(a)            The Guarantee of a Guarantor of the Notes and all of such Guarantor’s other Obligations under this Indenture will be released:

(1)            in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) TransMontaigne Partners or a Restricted Subsidiary of TransMontaigne Partners, if the sale or other disposition does not violate Section 4.10 hereof.

(2)            in connection with any sale or other disposition of all or a portion of the Capital Stock of that Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary of TransMontaigne Partners, if the sale or other disposition does not violate Section 4.10 hereof; provided that TransMontaigne Partners shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by TransMontaigne Partners in a manner not prohibited by the provisions of this Indenture, including without limitation Section 4.10 hereof;

(3)            if TransMontaigne Partners designates that Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.16 hereof;

(4)            (x) in the case of any Restricted Subsidiary that, after the Issue Date, is required to Guarantee the Notes pursuant to Section 4.15, at such time as such Guarantor ceases to guarantee any other Indebtedness under a Credit Facility that resulted in the creation of such Guarantee and (y) in the case of any Guarantor, upon the release or discharge of the Guarantee by, or direct obligation of, such Guarantor under the Credit Agreement (except a discharge or release by or as a result of payment in connection with the enforcement of remedies under such guarantee or direct obligation) unless at the time of such release or discharge such Guarantor is then a Guarantor or an obligor in respect of any other Indebtedness that would require it to provide a guarantee pursuant to Section 4.15;

(5)            upon Legal or Covenant Defeasance or satisfaction and discharge of this Indenture as provided in Articles 8 and 11 hereof;

(6)            upon the merger, amalgamation or consolidation of such Guarantor with and into TransMontaigne Partners or another Guarantor that is the surviving Person in such merger, amalgamation or consolidation, or upon the liquidation or dissolution of such Guarantor in accordance with the applicable provisions of this Indenture; or

(7)            upon the occurrence of a Termination Date, as described Section 4.17.

At the request of TransMontaigne Partners, and upon delivery to the Trustee of an Officer’s Certificate and an Opinion of Counsel that such release is not prohibited by this Indenture, the Trustee shall execute and deliver such instruments reasonably requested by TransMontaigne Partners evidencing such release of a Guarantor from its Guarantee (it being understood that the failure to obtain any such instrument shall not impair any automatic release pursuant to this Section 10.05).

ARTICLE 11
satisfaction and discharge

Section 11.01         Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder (except as set forth below in this Section 11.01), when:

(1)            either:

(A)            all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to TransMontaigne Partners, have been delivered to the Trustee for cancellation; or

(B)            all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the sending of a notice of redemption or otherwise and TransMontaigne Partners or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest, if any, to the date of Stated Maturity or redemption;

(2)            in the case of clause (1)(B) above, no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which TransMontaigne Partners or any Guarantor is a party or by which TransMontaigne Partners or any Guarantor is bound;

(3)            TransMontaigne Partners or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4)            TransMontaigne Partners has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at Stated Maturity or on the Redemption Date, as the case may be.

In addition, TransMontaigne Partners must deliver to the Trustee (a) an Officer’s Certificate stating that all conditions precedent set forth in clauses (1) through (4) above have been satisfied, and (b) an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and qualifications and which counsel may be internal counsel to TransMontaigne Partners or any direct or indirect parent of TransMontaigne Partners), stating that all conditions precedent to satisfaction and discharge set forth in Section 11.01(2) and (4) have been satisfied; provided that the Opinion of Counsel with respect to Section 11.01(2) above may be to the knowledge of such counsel.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02         Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including TransMontaigne Partners acting as Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, TransMontaigne Partners’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 11.01; provided that if TransMontaigne Partners has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of their obligations, TransMontaigne Partners shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12
MISCELLANEOUS

Section 12.01         Trust Indenture Act Not Applicable. This Indenture shall not be subject to the TIA.

Section 12.02         Notices.

Any notice or communication by TransMontaigne Partners, any Guarantor or the Trustee to the others is duly given if in writing in the English language and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to TransMontaigne Partners and/or any Guarantor:

TransMontaigne Partners LLC

1670 Broadway, Suite 3100
Denver, Colorado 80202
Facsimile No.: (303) 626-8238
Attention: Chief Financial Officer

With a copy to:

Latham & Watkins LLP

300 Colorado Street, Suite 2400

Austin, TX, 78701

Attention: David Miller and Samuel Rettew

If to the Trustee:

5910 N. Central Expressway, Suite 1900

Dallas, TX 75206

Attention: Brad Hounsel

Email: brad.hounsel@umb.com

With a copy (which shall not constitute notice) to:

Winston & Strawn LLP
800 Capitol Street
Suite 2400
Houston, TX 77002-2925
Email: Jfhoffman@winston.com
Attention: Justin Hoffman

TransMontaigne Partners, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar; provided, however, that any notice or communication to a Holder of a Global Note will be given in the manner prescribed by DTC or other Depositary. Failure to give a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If TransMontaigne Partners send a notice or communication to Holders, they will send a copy to the Trustee and each Agent at the same time.

Section 12.03         Certificate and Opinion as to Conditions Precedent.

Upon any request or application by TransMontaigne Partners to the Trustee to take any action under this Indenture, TransMontaigne Partners shall furnish to the Trustee:

(1)            an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)            an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.04         Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1)            a statement that the person making such certificate or opinion has read such covenant or condition;

(2)            a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)            a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)            a statement as to whether or not, in the opinion of such person, such condition or covenant has been satisfied.

Section 12.05         Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.06         No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, partner, member, employee, incorporator, manager or unit holder or other owner of Equity Interest of TransMontaigne Partners, any direct or indirect parent of TransMontaigne Partners or any Guarantor, as such, will have any liability for any obligations of TransMontaigne Partners or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities law.

The only payment provisions, representations and warranties, covenants, events of default, guarantee provisions and other obligations applicable to TransMontaigne Partners and any Guarantor are those expressly set forth in this Indenture and, by acceptance of any Note, each Holder waives and expressly disclaims to the maximum extent permitted by applicable law any implied covenant and other similar provision that may exist in law or in equity and that may be applicable to TransMontaigne Partners or any Guarantor and each Holder agrees that it will not participate in any cause of action with respect to, alleging the existing or breach of, or seeking to enforce any such implied covenant or similar provision.

In addition, the “integrated transaction doctrine” any similar legal doctrine or theory is expressly waived by each Holder by acceptance of any Note. Without limiting the foregoing, each Holder agrees by acceptance of any Note that (a) any series of relate transactions shall be permitted by this Indenture if each individual transaction would be permitted, and (b) any series of related transactions that are consummated substantially concurrently may be deemed to be consummated in any order determined by TransMontaigne Partners that complies with this Indenture with permissibility of each transaction evaluated in light of such order.

Section 12.07         Governing Law.

THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES.

Section 12.08         No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of TransMontaigne Partners or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.09         Successors.

All agreements of TransMontaigne Partners in this Indenture and the Notes will bind their respective successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 12.10         Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 12.11       Counterpart Originals.

The parties may sign any number of copies of this Indenture, and each party hereto may sign any number of separate copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.12       Table of Contents, Headings, etc.

The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 12.13       Payment Date Other Than a Business Day.

If any payment with respect to any principal of, premium, if any, on, or interest on any Note (including any payment to be made on any date fixed for redemption or purchase of any Note) is due on a day which is not a Business Day, then the payment need not be made on such date, but may be made on the next Business Day with the same force and effect as if made on such date, and no interest will accrue for the intervening period.

Section 12.14       Evidence of Action by Holder.

Whenever in this Indenture it is provided that the Holders of a specified percentage in aggregate principal amount of the Notes may take action (including the making of any demand or request, the giving of any direction, notice, consent or waiver or the taking of any other action) the fact that at the time of taking any such action the Holders of such specified percentage have joined therein may be evidenced (a) by any instrument or any number of instruments of similar tenor executed by Holders in person or by agent or proxy appointed in writing, (b) by the record of the Holders voting in favor thereof at any meeting of Holders duly called and held in accordance with procedures approved by the Trustee, (c) by a combination of such instrument or instruments and any such record of such a meeting of Holders or (d) in the case of Notes evidenced by a Global Note, by any electronic transmission or other message, whether or not in written format, that complies with the Depositary’s applicable procedures.

[Signatures on following page]

SIGNATURES

IN WITNESS WHEREOF, the parties have executed this Indenture as of the date first written above.

TRANSMONTAIGNE PARTNERS LLC

By:	/s/ Robert T. Fuller
Robert T. Fuller
Chief Financial Officer

[Signature Page to the Indenture]

GUARANTORS:

TLP FINANCE CORP.
TLP OPERATING FINANCE CORP.
RAZORBACK L.L.C.
PIKE WEST COAST HOLDINGS, LLC
SEAPORT FINANCING LLC
SEAPORT SOUND TERMINAL, LLC
SEAPORT PIPELINE HOLDINGS, LLC
SEAPORT MIDSTREAM HOLDINGS, LLC
TLP MANAGEMENT SERVICES LLC
TRANSMONTAIGNE PRODUCTS COMPANY L.L.C.
TPME L.L.C.
TPSI TERMINALS L.L.C.
TRANSMONTAIGNE TERMINALS L.L.C.
TRANSMONTAIGNE OPERATING GP L.L.C.
TRANSMONTAIGNE OPERATING COMPANY L.P.

By:	/s/ Robert T. Fuller
Robert T. Fuller
Chief Financial Officer

[Signature Page to the Indenture]

UMB BANK, NATIONAL ASSOCIATION

By:	/s/ Brad Hounsel
	Name:	Brad Hounsel
	Title:	Vice President

[Signature Page to the Indenture]

EXHIBIT A

[Face of Note]

8.500% Senior Notes due 2030

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[RULE 144A][REGULATION S] [GLOBAL] NOTE

CUSIP: __________

8.500% Senior Notes due 2030

No.	$

TRANSMONTAIGNE PARTNERS LLC

promises to pay to _______________, or registered assigns,

the principal sum of __________________________________________________________ DOLLARS [(or such greater or lesser amount as may be specified on the attached schedule)]* on June 15, 2030.

Interest Payment Dates: June 15 and December 15

Record Dates: June 1 and December 1

Dated: _______________, 20__

*	To be included only if the Note is issued in global form.

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed as of the date first written above.

TRANSMONTAIGNE PARTNERS LLC

By:
Name:
Title:

This is one of the Notes referred to
in the within-mentioned Indenture:

UMB BANK, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

[Reverse of Note]

8.500% Senior Notes due 2030

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)            Interest. TransMontaigne Partners LLC, a Delaware limited liability company (“TransMontaigne Partners”) promises to pay interest on the unpaid principal amount of this Note at 8.500% per annum. TransMontaigne Partners will pay interest semi-annually in arrears on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”); provided that the first Interest Payment Date shall be [December 15, 2025]. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2)            Method of Payment. TransMontaigne Partners will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the June 1 or December 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and interest at the office or agency of TransMontaigne Partners maintained for such purpose within or without the City and State of New York, or, at the option of TransMontaigne Partners, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to TransMontaigne Partners or the Paying Agent to an account in the United States. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)            Paying Agent and Registrar. Initially, UMB Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. TransMontaigne Partners may change any Paying Agent or Registrar without notice to any Holder. TransMontaigne Partners or any of its Subsidiaries may act in any such capacity.

(4)            Indenture. TransMontaigne Partners issued the Notes under the Indenture, dated as of February 21, 2025 (the “Indenture”), among TransMontaigne Partners, the subsidiary guarantors listed on the signature pages thereto (each, a “Guarantor” and collectively, the “Guarantors”) and UMB Bank, National Association, a national banking association, as trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of TransMontaigne Partners. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5)            Optional Redemption.

(a)            Except pursuant to paragraphs (b), (c) and (d) of this Section 5, the Notes will not be redeemable at TransMontaigne Partners’ option prior to March 15, 2027. On or after March 15, 2027, TransMontaigne Partners may redeem all or a part of the Notes, upon prior notice in accordance with Section 3.02 of the Indenture, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed to, but excluding, the applicable Redemption Date, if redeemed during the twelve-month period beginning on March 15 of each year indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date:

Year	Percentage
2027	104.250%
2028	102.125%
2029 and thereafter	100.000%

Unless TransMontaigne Partners defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(b)            Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to March 15, 2027, TransMontaigne Partners may on any one or more occasions redeem, upon prior notice in accordance with Section 3.03 of the Indenture, up to 40% of the aggregate principal amount of Notes (including any Additional Notes) issued under this Indenture at a redemption price of 108.500% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Redemption Date (subject to the right of Holders of Notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date), with an amount of cash not greater than the net cash proceeds of one or more Equity Offerings by TransMontaigne Partners; provided that at least 50% of the aggregate principal amount of Notes (including any Additional Notes) issued under this Indenture (excluding Notes held by TransMontaigne Partners and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(c)            Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to March 15, 2027, TransMontaigne Partners may also redeem all or a part of the Notes, upon prior notice in accordance with Section 3.02 of the Indenture, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on an interest payment date that is on prior to the Redemption Date.

(d)            TransMontaigne Partners may also redeem the Notes as provided in Section 3.07(e) of the Indenture, on the terms and subject to the conditions set forth therein.

(6)            Mandatory Redemption.

TransMontaigne Partners is not required to make mandatory redemption or sinking fund payments with respect to the Notes. TransMontaigne Partners and its Affiliates may acquire the Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase, negotiated transaction or otherwise, so long as such acquisition does not violate the terms of the Indenture.

(7)            Repurchase at the Option of Holder.

(a)            If there is a Change of Control, TransMontaigne Partners may be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of purchase (the “Change of Control Payment”), as provided in the Indenture. Within 30 days following any Change of Control, TransMontaigne Partners will send a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)            If TransMontaigne Partners or a Restricted Subsidiary of TransMontaigne Partners consummates certain Asset Sales, TransMontaigne Partners may be required to commence an offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, subject to and in accordance with the procedures set forth in the Indenture. Holders of Notes that are the subject of an Asset Sale Offer will receive an offer to purchase from TransMontaigne Partners prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8) Notice of Redemption. Notice of redemption will be mailed (or sent electronically in the case of notices to the Depositary), at least 10 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be given more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 and in excess of $2,000, unless all of the Notes held by a Holder are to be redeemed. Notice of any redemption of the Notes (including upon an Equity Offering or in connection with a transaction (or series of related transactions) that constitute a Change of Control) may, at TransMontaigne Partners’ discretion, be given prior to the completion thereof and be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering or Change of Control. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in TransMontaigne Partners’ discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was delivered) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed, or such notice may be rescinded at any time in TransMontaigne Partners’ discretion if in the good faith judgment of TransMontaigne Partners any or all of such conditions will not be satisfied.

(9)            Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and TransMontaigne Partners may require a Holder to pay any transfer tax or similar governmental charge required by law or permitted by the Indenture. TransMontaigne Partners need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, TransMontaigne Partners need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10)            Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes, and only such Holders have rights under the Indenture.

(11)            Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any. Without the consent of any Holder of a Note, the Indenture or the Notes or the Note Guarantees may be amended or supplemented for certain purposes as set forth in the Indenture.

(12)            Defaults and Remedies. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency as provided in the Indenture, with respect to TransMontaigne Partners or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest, or premium, if any. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes. TransMontaigne Partners and the Guarantors are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and TransMontaigne Partners and the Guarantors are required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and what action TransMontaigne Partners is taking or proposes to take with respect thereto.

(13)            Trustee Dealings with TransMontaigne Partners. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for TransMontaigne Partners or its Affiliates, and may otherwise deal with TransMontaigne Partners or its Affiliates, as if it were not the Trustee.

(14)            No Recourse Against Others. A director, officer, partner, member, employee, incorporator, manager or unit holder or other owner of Equity Interest of TransMontaigne Partners, any direct or indirect parent of TransMontaigne Partners or any Guarantor, as such, will not have any liability for any obligations of TransMontaigne Partners or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes and the Note Guarantees.

(15)            Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16)            Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17)            CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, TransMontaigne Partners has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18)            GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

TransMontaigne Partners will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

TransMontaigne Partners LLC

1670 Broadway, Suite 3100
Denver, Colorado 80202
Attention: Chief Financial Officer

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                                      to transfer this Note on the books of TransMontaigne Partners. The agent may substitute another to act for him.

Date: _______________

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________________

*            Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by TransMontaigne Partners pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10       ☐ Section 4.14

If you want to elect to have only part of the Note purchased by TransMontaigne Partners pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: _______________

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: _________________________

*            Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Schedule of Exchanges of Interests in the Global Note *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

TransMontaigne Partners LLC

1670 Broadway, Suite 3100
Denver, Colorado 80202
Facsimile No.: (303) 626-8238
Attention: Chief Financial Officer

UMB Bank, National Association
5910 N. Central Expressway, Suite 1900

Dallas, TX 75206
Attention: Brad Hounsel

Re: 8.500% Senior Notes due 2030

Reference is hereby made to the Indenture, dated as of February 21, 2025 (the “Indenture”), among (a) TransMontaigne Partners LLC (“TransMontaigne Partners”) (b) certain subsidiaries of TransMontaigne Partners, as Guarantors, and (c) the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_______ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $__________ in such Note[s] or interests (the “Transfer”), ______to ______ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.            [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2.            [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the applicable Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person [(other than an initial purchaser)]. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3.            [ ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) [ ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(b) [ ] such Transfer is being effected to TransMontaigne Partners or a Subsidiary thereof.

4.            [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) [ ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) [ ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) [ ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of TransMontaigne Partners.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _____________________

ANNEX A TO CERTIFICATE OF TRANSFER

1.            The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)            [ ] a beneficial interest in the:

(i)            [ ] 144A Global Note ([CUSIP: 89377A AA3]), or

(ii)            [ ] Regulation S Global Note ([CUSIP: U8729A AA5]), or

(b)            [ ] a Restricted Definitive Note.

2.            After the Transfer the Transferee will hold:

[CHECK ONE]

(a)            [ ] a beneficial interest in the:

(i)            [ ] 144A Global Note ([CUSIP: 89377A AA3]), or

(ii)            [ ] Regulation S Global Note ([CUSIP: U8729A AA5]), or

(iii)            [ ] Unrestricted Global Note ([ ] [ ]), or

(b)            [ ] a Restricted Definitive Note; or

(c)            [ ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

TransMontaigne Partners LLC

1670 Broadway, Suite 3100
Denver, Colorado 80202
Facsimile No.: (303) 626-8238
Attention: Chief Financial Officer

UMB Bank, National Association
5910 N. Central Expressway, Suite 1900
Dallas, TX 75206
Attention: Brad Hounsel

Re: 8.500% Senior Notes due 2030

Reference is hereby made to the Indenture, dated as of February 21, 2025 (the “Indenture”), among (a) TransMontaigne Partners LLC (“TransMontaigne Partners”) (b) certain subsidiaries of TransMontaigne Partners, as Guarantors, and (c) the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $__________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES

a) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note of the same series in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note of the same series, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note of the same series, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE OF THE SAME SERIES. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note of the same series, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OF THE SAME SERIES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES OF THE SAME SERIES

a) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note of the same series with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE]:

[ ] 144A Global Note, or

[ ] Regulation S Global Note

in each case of the same series, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of TransMontaigne Partners and are dated

[Insert Name of Transferor]

By:
Name:
Title:

EXHIBIT D

[FORM OF NOTATION OF GUARANTEE]

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of February 21, 2025 (the “Indenture”), among TransMontaigne Partners LLC, a Delaware limited liability company (“TransMontaigne Partners”), the Guarantors party thereto and UMB Bank, National Association, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at Stated Maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of TransMontaigne Partners to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee. Each Holder of a Note, by accepting the same, agrees to and shall be bound by such provisions.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[NAME OF GUARANTOR(S)]

By:
Name:
Title:

D-1

EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of ________________, 20___, is among __________________ (the “Guaranteeing Subsidiary”), TransMontaigne Partners LLC, a Delaware limited liability company (“TransMontaigne Partners”), the other Guarantors (as defined in the Indenture referred to herein) and UMB Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, TransMontaigne Partners has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 21, 2025 providing for the issuance of 8.500% Senior Notes due 2030 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a Supplemental Indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of TransMontaigne Partners’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.            Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.            Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

4.            No Recourse Against Others. No past, present or future director, officer, partner, member, employee, incorporator, manager, unit holder or other owner of an Equity Interest of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of TransMontaigne Partners or the Guarantors under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.

5.            NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

6.            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.            Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

8.            The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the Recitals contained herein, all of which Recitals are made solely by the Guaranteeing Subsidiary and TransMontaigne Partners.

E-1

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

[Guaranteeing Subsidiary]

By:
Name:
Title:

TRANSMONTAIGNE PARTNERS LLC

By:
Name:
Title:

[Existing Guarantors]

By:
Name:
Title:

UMB BANK, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

E-2